                                            FILED PURSUANT TO RULE NO. 424(b)(5)
                                            REGISTRATION NO. 333-34835-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 17, 1997)
                                                            [LOGO OF JP REALTY]
                                 $100,000,000
                          PRICE DEVELOPMENT COMPANY,
                              LIMITED PARTNERSHIP

                          7.29% SENIOR NOTES DUE 2008

                                ---------------

  The $100.0 million aggregate principal amount of 7.29% Senior Notes due 2008 (the "Notes") offered hereby (the "Offering") are being offered by Price Development Company, Limited Partnership, a Maryland limited partnership (the "Operating Partnership"). The Notes will mature on March 11, 2008 and are redeemable at any time, and from time to time, at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Amount (as defined in "Description of the Notes--Optional Redemption"), if any. Interest on the Notes is payable semi-annually in arrears on each March 11 and September 11, commencing September 11, 1998. Principal installments on the Notes will commence on March 11, 2005. See "Description of the Notes--Principal and Interest."

  The Notes will be senior unsecured obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to secured and unsecured indebtedness and other liabilities of the Operating Partnership's Subsidiaries (as defined in "Description of the Notes--Certain Covenants"). As of December 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," mortgages and other secured indebtedness of the Operating Partnership and its Subsidiaries aggregated approximately $155.8 million (of which $14.8 million was secured indebtedness of the Operating Partnership and $141.0 million was secured indebtedness of its Subsidiaries) and unsecured and unsubordinated indebtedness of the Operating Partnership aggregated approximately $128.8 million (all of which was unsecured indebtedness of the Operating Partnership). See "Capitalization" and "Use of Proceeds." The Notes are a new issue of securities with no established trading market. The Operating Partnership has not applied for and does not intend to apply for listing of the Notes on any securities exchange.

  JP Realty, Inc., a Maryland corporation and the general partner of the Operating Partnership (the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust. As general partner of the Operating Partnership, the Company controls and is solely responsible for all aspects of the management of the Operating Partnership.

  The Notes will be represented by a single fully registered global note in book-entry form, without coupons (the "Global Note"), registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) and its participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to their respective beneficial interest only under the limited circumstances described under "Description of the Notes--Book-Entry System." Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in definitive form and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest with respect to the Notes will be made by the Operating Partnership in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

                                ---------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                 PROCEEDS
                         PRICE TO          UNDERWRITING        TO OPERATING
                        PUBLIC (1)         DISCOUNT (2)     PARTNERSHIP (1)(3)
------------------------------------------------------------------------------
Per Note..........         100%               .6375%             99.3625%
------------------------------------------------------------------------------
Total.............     $100,000,000          $637,500           $99,362,500

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from March 11, 1998.
(2) The Operating Partnership and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of $562,500 payable by the Operating Partnership.

                                ---------------
  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Note will be made in New York, New York on or about March 11, 1998 through the facilities of DTC against payment therefor in immediately available funds.

                                ---------------
MERRILL LYNCH & CO.
           GOLDMAN, SACHS & CO.
                           LEHMAN BROTHERS
                                        MORGAN STANLEY DEAN WITTER
                                                                 UBS SECURITIES
                                ---------------
           The date of this Prospectus Supplement is March 6, 1998.

"Price Development Company, Limited Partnership Property Locations"

Map of the Western United States with solid circles, squares, triangles and stars representing regional malls, community centers, business centers and corporate headquarters, respectively, labeled and placed as follows: one square in Phoenix/Glendale, one square in Flagstaff, one square in Anaheim, one circle in Visalla, one square in Colorado Springs, one circle, two squares and one triangle in Boise, one circle in Coeur d'Alene, one circle and two squares in Idaho Falls, one circle and one square in Pocatello, one square in Twin Falls, one square in Las Vegas, one square in Reno/Sparks, one circle in Clovis, one circle in Farmington, one circle in Salem, one square in Eugene, one square in Gresham, one square in Portland, one square in Bountiful, one circle in Logan, one square in Nephi, 3 squares, one circle, one square and one triangle in Orem/Provo, one circle and one square in St. George, one circle, five squares and four triangles in Salt Lake City, one circle in Kelso, one circle in Spokane, one circle in Casper and one circle in Rock Springs.

[JP LOGO]

THE TERRITORY

PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP PROPERTY LOCATIONS
(Solid Circle)         Regional Malls
(Solid Square)         Community Centers
(Solid Triangle)       Business Centers
(Solid Star)           Corporate Headquarters

ARIZONA

Phoenix/Glendale
----------------
(Solid Square) Fry's Shopping Plaza

Flagstaff
(Solid Square) Woodlands Village

CALIFORNIA

Anaheim
-------
(Solid Square) Anaheim Plaza

Visalia
-------
(Solid Circle) Visalia Mall

COLORADO

Colorado Springs
----------------
(Solid Square) Austin Bluffs Plaza

IDAHO

Boise
-----
(Solid Circle) Boise Towne Square
(Solid Square) Boise Towne Plaza
(Solid Square) Boise Plaza
(Solid Triangle) First Security Place

IDAHO (cont.)

Coeur d'Alene
-------------
(Solid Circle) Silver Lake Mall

Idaho Falls
-----------
(Solid Circle) Grand Teton Mall
(Solid Square) Yellowstone Square
(Solid Square) Baskin-Robbins 17th St.

Pocatello
---------
(Solid Circle) Pine Ridge Mall
(Solid Square) Alameda Plaza

Twin Falls
----------
(Solid Square) Twin Falls Crossing

NEVADA

Las Vegas
---------
(Solid Square) Fremont Plaza

Reno/Sparks
-----------
(Solid Square) Plaza 800

NEW MEXICO

Clovis
------
(Solid Circle) North Plains Mall

Farmington
----------
(Solid Circle) Animas Valley Mall

OREGON

Salem
-----
(Solid Circle) Salem Center

Eugene
------
(Solid Square) Bailey Hills Plaza

Gresham
-------
(Solid Square) Halsey Crossing

Portland
--------
(Solid Square) Division Crossing

UTAH

Bountiful
---------
(Solid Square) Gateway Crossing

Logan
-----
(Solid Circle) Cache Valley Mall

UTAH (cont.)

Nephi
-----
(Solid Square) Bank One

Orem/Provo
----------
(Solid Square) University Crossing
(Solid Square) Orem Plaza State St.
(Solid Square) Orem Plaza Center St.
(Solid Circle) Provo Towne Centre
  (opening October 1998)
(Solid Square) Riverside Plaza
(Solid Triangle) East Bay

St. George
----------
(Solid Circle) Red Cliffs Mall
(Solid Square) Red Cliffs Plaza

Salt Lake City
--------------
(Solid Circle) Cottonwood Mall
(Solid Circle) Cottonwood Square
(Solid Square) Plaza 9400
(Solid Square) River Pointe Plaza
(Solid Square) Fort Union Plaza

UTAH (cont.)

(Solid Square) North Temple Shops

Price Business Centers
  (Solid Triangle) Timesquare
  (Solid Triangle) Commerce Park
  (Solid Triangle) South Main
  (Solid Triangle) Pioneer Square

WASHINGTON

Kelso
-----
(Solid Circle) Three Rivers Mall

Spokane
-------
(Solid Circle) Spokane Valley Mall

WYOMING

Casper
------
(Solid Circle) Eastridge Mall

Rock Springs
------------
(Solid Circle) White Mountain Mall


  THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless the context indicates otherwise, all references to the "Company" in this Prospectus Supplement and the accompanying Prospectus shall be deemed to include JP Realty, Inc., a Maryland corporation ("JP Realty"), and its subsidiaries, including Price Development Company, Limited Partnership, a Maryland limited partnership (the "Operating Partnership" or "PDC"), on a consolidated basis and, as the context may require, its predecessors. All references in this Prospectus to "gross leasable area" or "GLA" shall refer to the Company-owned leasable area within the Company's properties and "total gross leasable area" or "Total GLA" shall refer to the GLA plus any tenant-owned leasable area within the Company's properties.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

  JP Realty, the sole general partner of the Operating Partnership, is a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"). The Company was formed on September 8, 1993 to continue and expand the business, commenced in 1957, of certain companies (the "Predecessor Companies") affiliated with John Price, Chairman of the Board of Directors and Chief Executive Officer of the Company. All of the Properties (as hereinafter defined) and other assets of the Company are held by, and all of the Company's operations are conducted through, the Operating Partnership. JP Realty owns a controlling 83% interest in the Operating Partnership and is solely responsible for all aspects of the management thereof.

  The Company is primarily engaged in the business of owning, leasing, managing, operating, developing, redeveloping and acquiring malls, community centers and other commercial and retail properties in Utah, Idaho, Colorado, Arizona, Nevada, New Mexico and Wyoming (the "Intermountain Region") as well as in Oregon, Washington and California (together with the Intermountain Region, the "Western States"). As of December 31, 1997, the Company, through the Operating Partnership, held a portfolio consisting of 48 properties (each a "Property" and together, the "Properties"), including 15 enclosed regional malls, 25 community centers and two free-standing retail properties located in ten states and six mixed-use commercial properties located primarily in the Salt Lake City, Utah metropolitan area.

  Based on Total GLA, the Company owns and operates the largest retail property portfolio in each of the states of Utah, Idaho and Wyoming, and is the leading owner and operator of retail shopping center properties throughout the Intermountain Region. Since 1976, the Company and the Predecessor Companies have been responsible for developing more retail malls in the Intermountain Region than any other developer, having constructed, developed or redeveloped 11 malls in the region (as well as three other malls in Oregon and Washington). The Company's strategy is to extend its dominant market position in the Intermountain Region, continue to achieve cash flow growth and enhance the value of its real property portfolio by increasing its rental income and net operating income (i.e., revenues less property operating expenses, before interest expenses and depreciation) over time. In order to extend its market position, the Company expects to continue to concentrate its acquisition and development activities in the Western States.

  As of December 31, 1997, the Company's retail portfolio contained an aggregate of 10,909,652 square feet of Total GLA and its commercial portfolio contained an aggregate of 1,417,667 square feet of GLA. Based on Total GLA, the Company's retail properties were approximately 94% leased as of December 31, 1997 and, based on GLA, its commercial properties were approximately 92% leased as of that date. For the year ended December 31, 1997, the retail properties and the commercial properties contributed approximately 90.5% and 9.5%, respectively, to the Company's consolidated net operating income.

  As of December 31, 1997, the eight principal executive officers of the Company beneficially owned approximately 13.32% of the outstanding shares of common stock, par value $.0001 per share (the "Common Stock") of JP Realty on a fully diluted basis (including currently exercisable stock options and units of limited partner interest in the Operating Partnership ("OP Units") exchangeable for shares of Common Stock). The Common Stock is listed on the New York Stock Exchange under the symbol "JPR."

  The Operating Partnership's and the Company's principal executive office is located at 35 Century Park-Way, Salt Lake City, Utah 84115, and their telephone number is (801) 486-3911.

THE INTERMOUNTAIN REGION

  The Intermountain Region is expected to outpace national population growth and economic performance for the balance of the 1990s. The Company believes that the many attractive attributes of the Intermountain Region, such as its natural beauty, generally lower living costs and less congested urban areas, which make transportation and commuting less difficult and less costly, make this region very attractive for personal and corporate relocations. The Company expects that these factors, combined with the continued constrained development of new retail properties in many parts of this region, will continue to have a positive impact on retail rental rates and values of existing retail properties. In addition, Salt Lake City, Utah, where the Company's commercial and industrial portfolio is concentrated, has been selected as the site for the 2002 Olympic Winter Games.

PROPERTIES

  Set forth below is certain information regarding the location, size, occupancy rate and net operating income of the Properties as of December 31, 1997:

                                    TOTAL    PERCENTAGE           PERCENTAGE OF
                       NUMBER OF   GLA (SQ.      OF     OCCUPANCY NET OPERATING
STATE                  PROPERTIES    FT.)    TOTAL GLA   RATE(1)     INCOME
-----                  ---------- ---------- ---------- --------- -------------
Utah..................     20      4,167,525    33.81%    92.90%      34.33%
Idaho.................     11      2,994,910    24.29     96.34       31.12
New Mexico............      2        822,005     6.67     84.92        8.04
Wyoming...............      2        912,123     7.40     85.51        7.74
Washington............      2      1,203,355     9.76     92.57        6.79
California............      2        517,149     4.20     98.13        4.91
Arizona...............      2        313,562     2.54     99.23        2.79
Oregon................      4      1,008,870     8.18     96.74        1.77
Nevada................      2        270,971     2.20     97.34        1.73
Colorado..............      1        116,849     0.95    100.00        0.78
                          ---     ----------   ------    ------      ------
  Total...............     48     12,327,319   100.00%    93.49%     100.00%
                          ===     ==========   ======    ======      ======

--------
(1) Occupancy rate is based on the percentage of Total GLA occupied.

RECENT DEVELOPMENTS

  Acquisitions, Development and Expansion. The following table sets forth certain information regarding the acquisition, development and expansion activities of the Operating Partnership since January 1, 1997:

  ACTUAL OR EXPECTED
      QUARTER OF                                                          PROPERTY TOTAL GLA
      COMPLETION                   PROPERTY                 LOCATION      TYPE (1) (SQ. FT.)
----------------------  ------------------------------  ----------------- -------- ---------
ACQUISITIONS
 Completed:
 2nd Qtr 97             Silver Lake Mall                Coeur d'Alene, ID    RM      298,711
 2nd Qtr 97             Visalia Mall                    Visalia, CA          RM      439,716
 4th Qtr 97             Salem Center                    Salem, OR            RM      650,500
                                                                                   ---------
                                                                                   1,388,927
                                                                                   ---------
DEVELOPMENTS
 Completed:
 3rd Qtr 97             Spokane Valley Mall             Spokane, WA          RM      688,982
 4th Qtr 97             Animas Valley Mall(2)           Farmington, NM       OD        5,500
 4th Qtr 97             Boise Towne Plaza               Boise, ID            CC       76,414
                                                                                   ---------
                                                                                     770,896
                                                                                   ---------
 Under Development:
 2nd Qtr 98             Boise Towne Plaza               Boise, ID            CC       29,250
 4th Qtr 98             Provo Towne Centre              Provo, UT            RM      750,000
                                                                                   ---------
                                                                                     779,250
                                                                                   ---------
EXPANSIONS/RENOVATIONS
 Completed:
 2nd Qtr 97             Silver Lake Mall(3)             Coeur d'Alene, ID    RM       36,036
 4th Qtr 97             Pine Ridge Mall(4)              Pocatello, ID        RM       76,411
                                                                                   ---------
                                                                                     112,447
                                                                                   ---------
 Under Development:
 3rd Qtr 98             Boise Towne Square Expansion(5) Boise, ID            RM      273,000
 4th Qtr 98             Red Cliffs Plaza(6)             St. George, UT       CC       10,696
 4th Qtr 98             Red Cliffs Mall(7)              St. George, UT       RM       70,385
                                                                                   ---------
                                                                                     354,081
                                                                                   ---------
   Total                                                                           3,405,601
                                                                                   =========

--------
(1) Property type definitions are as follows: Community Center--CC, Regional Mall--RM, Outparcel Development--OD.
(2) Developed an Applebees restaurant.
(3) Expanded the Sears department store.
(4) Added a new Sears department store.
(5) Adding a Dillard's department store, expanding The Bon Marche department store space and adding additional shop space.
(6) Adding a Sears automotive center.
(7) Adding a Sears department store.

  Results of Operations. The Operating Partnership's total revenue for the quarter ended December 31, 1997 was $24.2 million compared with $19.1 million for the same period in 1996. Net income for the quarter ended December 31, 1997 was $8.9 million, or $0.42 per OP Unit, compared with $7.7 million, or $0.39 per OP Unit, for the same period in 1996. Funds from operations ("FFO") for the quarter ended December 31, 1997 increased 19% to $12.3 million, or $0.58 per OP Unit, compared with FFO of $10.4 million, or $0.53 per OP Unit, for the same period in 1996.

  Revenues for the year ended December 31, 1997 increased 14% to $83.0 million over revenues of $72.9 million for the same period in 1996. Net income for the year ended December 31, 1997 increased 15% to $32.8 million, or $1.56 per OP Unit, compared to net income of $28.5 million, or $1.45 per OP Unit, for the same period in 1996. FFO for the year ended December 31, 1997 increased 14% to $44.4 million, or $2.10 per OP Unit, compared to FFO for the year ended December 31, 1996 of $39.0 million, or $1.98 per OP Unit.

  New Credit Facility. On October 16, 1997, the Company entered into a $150.0 million unsecured credit facility (the "Unsecured Credit Facility") with a syndicate of banks. The Company used borrowings under the Unsecured Credit Facility to repay $67.1 million outstanding under its two then-existing credit facilities, a $40.0 million credit facility (the "1996 Credit Facility") and a $50.0 million credit facility (the "1995 Credit Facility" and, together with the 1996 Credit Facility, the "Pre-1997 Credit Facilities"). On December 18, 1997, the Company increased the total amount available under the Unsecured Credit Facility to $200.0 million. The Unsecured Credit Facility bears interest, at the option of the Operating Partnership, at one, or a combination, of (i) the higher of the Federal Funds Rate plus 50 basis points or the prime rate, (ii) LIBOR plus a spread of 70 to 130 basis points based on the credit rating of the Operating Partnership (which resulted in a spread of 90 basis points at December 31, 1997) or (iii) LIBOR plus a spread as offered by the participating banks under a one to three month bid rate auction option. The Unsecured Credit Facility has a term of three years and provides for monthly payments of interest only. The weighted average interest rate paid on 1997 borrowings under the Unsecured Credit Facility was 6.75%, and the balance outstanding at December 31, 1997 was $127.0 million. The Unsecured Credit Facility is available for general corporate purposes, including development, working capital, equity investments, repayment of indebtedness and/or amortization payments.

  Equity Offering. On January 28, 1997, JP Realty completed a public offering of 1,500,000 shares of Common Stock, raising approximately $38.8 million in net proceeds. The Operating Partnership, which received the net proceeds from JP Realty in exchange for OP Units, used such proceeds to reduce outstanding borrowings under the Pre-1997 Credit Facilities.

                                  THE OFFERING

  Unless otherwise indicated, all capitalized terms used but not otherwise defined herein shall have the meanings provided in "Description of the Notes." For a more complete description of the terms of the $100.0 million aggregate principal amount of 7.29% Senior Notes due 2008 (the "Notes") offered hereby (the "Offering"), see "Description of the Notes" in this Prospectus Supplement and "Description of Debt Securities" in the accompanying Prospectus.

SECURITIES OFFERED..........  $100.0 million aggregate principal amount of
                              7.29% Senior Notes due 2008.

MATURITY....................  The Notes will mature on March 11, 2008.

INTEREST PAYMENT DATES......  Semi-annually in arrears on each March 11 and
                              September 11, commencing September 11, 1998.

PRINCIPAL PAYMENT DATES.....  Installments of principal of $250 will be paid on each $1,000 principal amount of the Notes outstanding on each March 11, commencing on March 11, 2005. The maximum aggregate principal payment on each Principal Payment Date shall equal $25.0 million.

RANKING.....................  The Notes will be senior unsecured obligations of the Operating Partnership and will rank pari passu with all of the Operating Partnership's other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to secured and unsecured indebtedness and other liabilities of the Operating Partnership's Subsidiaries (as defined in "Description of the Notes--Certain Covenants"). As of December 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," mortgages and other secured indebtedness of the Operating Partnership and its Subsidiaries aggregated approximately $155.8 million (of which $14.8 million was secured indebtedness of the Operating Partnership and $141.0 million was secured indebtedness of its Subsidiaries) and unsecured and unsubordinated indebtedness of the Operating Partnership aggregated approximately $128.8 million (all of which was unsecured indebtedness of the Operating Partnership). See "Capitalization" and "Use of Proceeds."

USE OF PROCEEDS.............  The net proceeds to the Operating Partnership from the Offering will be used to repay
                              indebtedness outstanding under the Unsecured
                              Credit Facility. See "Use of Proceeds."

LIMITATIONS ON INCURRENCE     Neither the Operating Partnership nor any
OF DEBT.....................  Subsidiary shall incur any Debt, other than
                              Intercompany Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries is greater than 60% of the sum of (i) Adjusted Total Assets as of the end of the most recent fiscal quarter and (ii) the increase in Adjusted Total Assets since the end of such quarter, including any increase in Adjusted Total
                              Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Adjusted Total Assets being referred to as "Currently Adjusted Total
                              Assets"). On a pro forma basis as of December 31, 1997, the Operating Partnership's Adjusted Total
                              Assets were $718.1 million. See "Description of the Notes--Certain Covenants--Limitations on
                              Incurrence of Debt."

LIMITATIONS ON INCURRENCE
 OF SECURED DEBT............
                              Neither the Operating Partnership nor any Subsidiary shall incur any Secured Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries is greater than 40% of Currently Adjusted Total Assets. See "Description of the Notes--Certain Covenants--Limitations on Incurrence of Secured Debt."

DEBT SERVICE COVERAGE.......  In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership and its Subsidiaries will not incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge, for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such additional Debt, is less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, as calculated based on certain assumptions described below under "Description of the Notes--Certain Covenants-- Debt Service Coverage."

MAINTENANCE OF UNENCUMBERED
 CURRENTLY ADJUSTED TOTAL
 ASSETS.....................  The Operating Partnership shall maintain
                              Unencumbered Currently Adjusted Total Assets
                              (defined herein generally to mean Currently
                              Adjusted Total Assets minus the value of any properties that are encumbered) of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries. On a pro forma basis as of December 31, 1997, this percentage would have been 266.75%. See "Description of the Notes--Certain Covenants--Maintenance of
                              Unencumbered Currently Adjusted Total Assets."

                              The foregoing covenants do not restrict the Operating Partnership from refinancing existing Debt, provided that the outstanding principal amount of such Debt is not increased.

OPTIONAL REDEMPTION.........  The Notes are redeemable at any time, and from time to time, at the option of the Operating
                              Partnership, in whole or in part, at a redemption price (the "Redemption Price") equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of the Notes--Optional Redemption."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth (i) summary historical financial and operating data on a consolidated basis for the Operating Partnership and its Subsidiaries for each of the three years in the period ended December 31, 1997 and (ii) summary unaudited pro forma financial and operating data on a consolidated basis for the Operating Partnership and its Subsidiaries for the year ended December 31, 1997. The historical financial information for the three years ended December 31, 1997 has been derived from the audited historical consolidated and combined financial statements of the Operating Partnership. The unaudited summary pro forma operating information, which is presented as if the Offering, the issuance of new OP Units as a result of the offering of Common Stock on January 22, 1997 and the acquisitions of Silver Lake Mall, Visalia Mall and Salem Center had occurred as of January 1, 1997, is not necessarily indicative of what the actual financial position or results of operations of the Operating Partnership would have been for, or as of, the year ended December 31, 1997, nor does it purport to represent or project the financial position or results of operations for future periods. The following information should be read in conjunction with, and is qualified in its entirety by, the Operating Partnership's consolidated financial statements and notes thereto included and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                             YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                                                     PRO FORMA
                                                                       1997
                                        1995      1996      1997    (UNAUDITED)
                                      --------  --------  --------  -----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER UNIT
                                                      DATA)
OPERATING DATA:
Revenues:
 Minimum Rents....................... $ 43,640  $ 52,447  $ 59,624   $ 66,146
 Percentage and Overage Rents........    3,465     4,061     3,896      4,168
 Recoveries from Tenants.............   12,252    15,557    18,199     21,138
 Interest and Other..................    1,593       884     1,254      1,150
                                      --------  --------  --------   --------
   Total Revenues....................   60,950    72,949    82,973     92,602
Expenses:
 Operating Expenses..................   20,389    24,405    27,434     31,116
 Interest............................    6,623     7,776     9,066     12,813
 Depreciation and Amortization.......   11,528    11,979    13,410     14,792
                                      --------  --------  --------   --------
   Total Expenses....................   38,540    44,160    49,910     58,721
 Income before Gain on Sales of Real
  Estate, Equity in Net Loss of
  Partnership Investment,
  Extraordinary Item and
  Minority Interests.................   22,410    28,789    33,063     33,881
 Minority Interests in Income of
  Consolidated Partnerships..........     (421)     (389)     (394)      (394)
 Equity in Net Loss of Partnership
  Investment.........................     (184)      --        --         --
 Gain on Sales of Real Estate........      918        94       339        339
                                      --------  --------  --------   --------
 Income before Extraordinary Item....   22,723    28,494    33,008     33,826
 Extraordinary Item..................      --        --       (162)      (162)
                                      --------  --------  --------   --------
Net Income........................... $ 22,723  $ 28,494  $ 32,846   $ 33,664
                                      ========  ========  ========   ========
 Basic Earnings per OP Unit.......... $   1.26  $   1.45  $   1.56   $   1.58
 Diluted Earnings per OP Unit........ $   1.26  $   1.44  $   1.54   $   1.57
BALANCE SHEET DATA (AT PERIOD END):
Real Estate, before Accumulated
 Depreciation........................ $388,205  $453,241  $619,371   $619,371
Total Assets.........................  327,061   381,360   545,684    546,884
Total Debt...........................  106,406   162,375   283,390    284,590
   Total Unsecured Debt..............      201     4,360   127,627    128,827
   Total Secured Debt................  106,205   158,015   155,763    155,763
 Partners' Capital...................  209,742   204,666   241,008    241,008
OTHER DATA:
EBITDA(1)............................ $ 40,874  $ 48,249  $ 55,322   $ 61,269
Funds from operations(2)............. $ 32,038  $ 38,978  $ 44,402   $ 46,480

                                           YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------
                                                                     PRO FORMA
                                                                       1997
                                    1995        1996       1997     (UNAUDITED)
                                 -----------  ---------  ---------  -----------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT
                                                    DATA)
OPERATING DATA:
Cash flow provided by (used
 in):
 Operating activities..........  $    32,719  $  43,074  $  44,373   $  46,585
 Investing activities..........      (67,383)   (65,231)  (137,184)   (137,184)
 Financing activities..........       21,339     22,080     96,664      97,864
Adjusted Total Assets(3).......      487,305    552,341    718,061     718,061
Ratios:
 Debt as a percentage of
  Currently Adjusted Total
  Assets(3)....................        21.84%     29.40%     39.47%      39.63%
 Secured Debt as a percentage
  of Currently Adjusted Total
  Assets(3)....................        21.79%     28.61%     21.69%      21.69%
 Ratio of Consolidated Income
  Available for Debt Service to
  Annual Debt Service
  Charge(3)....................         6.00       4.95       3.49        3.48
 Unencumbered Currently
  Adjusted Total Assets as a
  percentage of Unsecured
  Debt(3)                         110,729.32%  3,541.70%    269.26%     266.75%
 Ratio of earnings to fixed
  charges(4)...................         3.47       3.64       3.13        2.71
 Ratio of EBITDA to interest
  expense......................         6.17       6.20       6.10        4.79
Distributions to Partners......  $    29,918  $  33,977  $  37,221   $  37,221
Distributions per OP Unit......  $      1.64  $    1.70  $    1.76   $    1.76
Basic OP Units outstanding
 (weighted average)............       18,037     19,668     21,119      21,264
Diluted OP Units outstanding
 (weighted average)............       18,103     19,753     21,285      21,430
GLA (sq. ft. at end of period).        9,505     10,062     12,327      12,327
Number of Properties (at end of
 period).......................           43         44         48          48

--------
(1) For purposes of this calculation, EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period nor has it been presented as an alternative to earnings from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP").
(2) FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as "net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." In March 1995, NAREIT issued the White Paper which discussed NAREIT's views on certain interpretive issues under the definition of FFO. Effective January 1, 1996, the Operating Partnership modified its calculation of FFO in accordance with the interpretive positions set forth by NAREIT in the White Paper. While the Operating Partnership believes that FFO is the most relevant and widely used measure of its operating performance, it does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. Further, the Operating Partnership's presentation of FFO may not be comparable to other similarly titled measures used by other equity REITs.
(3) Pursuant to the Indenture, dated as of March 11, 1998 (the "Indenture"), as supplemented by the First Supplemental Indenture, dated as of March 11, 1998 (the "First Supplemental Indenture"), each between the Operating Partnership and The Chase Manhattan Bank, as trustee, (i) Debt as a percentage of Adjusted Total Assets may not exceed 60% of the sum of (a) Adjusted Total Assets as of the end of the most recent fiscal quarter and
     (b) the increase in the Operating Partnership's Adjusted Total Assets since the end of such quarter, including any increase in the Operating Partnership's Adjusted Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Adjusted Total Assets being referred to as "Currently Adjusted Total Assets"); (ii) neither the Operating Partnership nor any Subsidiary will incur any Debt secured by any mortgage or other lien upon any of its properties if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any mortgage or other lien on properties will be greater than 40% of Currently Adjusted Total Assets;
     (iii) neither the Operating Partnership nor any Subsidiary may incur any Debt, other than Intercompany Debt, if the Ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such additional Debt, is less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom; and (iv) the Operating Partnership will maintain Unencumbered Currently Adjusted Total Assets (defined herein generally to mean Currently Adjusted Total Assets minus the value of any Properties that are encumbered) of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries. Immediately after the Offering, this percentage will be 266.75%. For a more complete description of the terms of and definitions used in the foregoing limitation, see "Description of the Notes--Certain Covenants--Maintenance of Unencumbered Currently Adjusted Total Assets." Capitalized terms used in this footnote but not otherwise defined shall have the meanings ascribed to them in "Description of the Notes."
(4) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before real estate sales, income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.

                                USE OF PROCEEDS

  The net proceeds to the Operating Partnership from the sale of the Notes offered hereby, after payment of expenses related to the Offering and underwriting discounts and commissions, are estimated to be approximately $98.8 million. The Operating Partnership intends to use the net proceeds to repay indebtedness outstanding under the Unsecured Credit Facility. As of December 31, 1997, $127.0 million was outstanding under the Unsecured Credit Facility, which amount was incurred in connection with the repayment of the Pre-1997 Credit Facilities, the acquisition of the Salem Center and the funding of development and expansion projects. The Unsecured Credit Facility bears interest, at the option of the Operating Partnership, at one, or a combination, of (i) the higher of the Federal Funds Rate plus 50 basis points or the prime rate, (ii) LIBOR plus a spread of 70 to 130 basis points based on the credit rating of the Operating Partnership (which resulted in a spread of 90 basis points at December 31, 1997) or (iii) LIBOR plus a spread as offered by the participating banks under a one to three month bid rate auction option. The Unsecured Credit Facility has a term of three years and provides for monthly payments of interest only. The weighted average interest rate paid on 1997 borrowings under the Unsecured Credit Facility was 6.75%. Following the Offering, the Operating Partnership expects that it will borrow additional amounts under the Unsecured Credit Facility to fund future acquisitions and developments and for working capital purposes.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Operating Partnership as of December 31, 1997 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds." The information set forth in the table should be read in conjunction with the summary financial information included in this Prospectus Supplement and the consolidated financial statements and notes thereto included in, and incorporated by reference into, the accompanying Prospectus.

                                                             DECEMBER 31, 1997
                                                            --------------------
                                                             ACTUAL  AS ADJUSTED
                                                            -------- -----------
                                                               (IN THOUSANDS)
DEBT
  Mortgages and notes payable.............................. $113,381  $113,381
  $200.0 million Unsecured Credit Facility.................  127,000    28,200
  $100.0 million 7.29% Senior Notes due 2008...............      --    100,000
  $50.0 million Construction Facility......................   43,009    43,009
                                                            --------  --------
    Total Debt............................................. $283,390  $284,590
                                                            --------  --------
PARTNERS' CAPITAL
  General Partner.......................................... $207,582  $207,582
  Limited Partners.........................................   33,426    33,426
                                                            --------  --------
    Total Partners' Capital................................ $241,008  $241,008
                                                            --------  --------
    Total Capitalization................................... $524,398  $525,598
                                                            ========  ========

                   THE COMPANY AND THE OPERATING PARTNERSHIP

GENERAL

  JP Realty, the sole general partner of the Operating Partnership, is a fully integrated, self-administered and self-managed REIT. The Company was formed on September 8, 1993 to continue and expand the business, commenced in 1957, of the Predecessor Companies affiliated with John Price, Chairman of the Board of Directors and Chief Executive Officer of the Company. All of the Properties and other assets of the Company are held by, and all of the Company's operations are conducted through, the Operating Partnership. JP Realty owns a controlling 83% interest in the Operating Partnership and is solely responsible for all aspects of the management thereof.

  The Company is primarily engaged in the business of owning, leasing, managing, operating, developing, redeveloping and acquiring malls, community centers and other commercial and retail properties in the Intermountain Region, as well as in Oregon, Washington and California. As of December 31, 1997, the Company, through the Operating Partnership, held a portfolio consisting of 48 Properties, including 15 enclosed regional malls, 25 community centers and two free-standing retail properties located in ten states and six mixed-use commercial properties located primarily in the Salt Lake City, Utah metropolitan area. Since 1976, the Company and the Predecessor Companies have been responsible for developing more retail malls in the Intermountain Region than any other developer, having constructed, developed or redeveloped 11 malls in the region (as well as three other malls in Oregon and Washington).

  Based on Total GLA, the Company owns and operates the largest retail property portfolio in each of the states of Utah, Idaho and Wyoming, and is the leading owner and operator of retail shopping center properties throughout the Intermountain Region. As of December 31, 1997, the Company's retail portfolio contained an aggregate of 10,909,652 square feet of Total GLA and its commercial portfolio contained an aggregate of 1,417,667 square feet of GLA. Based on Total GLA, the Company's retail properties were approximately 94% leased as of December 31, 1997, and, based on GLA, its commercial properties were approximately 92% leased as of that date. For the year ended December 31, 1997, the retail properties and the commercial properties contributed approximately 90.5% and 9.5%, respectively, to the Company's consolidated net operating income.

  As of December 31, 1997, the eight principal executive officers of the Company beneficially owned approximately 13.32% of the outstanding shares of Common Stock on a fully diluted basis (including currently exercisable stock options and OP Units exchangeable for shares of Common Stock).

  The Operating Partnership's and the Company's principal executive office is located at 35 Century Park-Way, Salt Lake City, Utah 84115, and their telephone number is (801) 486-3911.

BUSINESS STRATEGY

  The Company's strategy is to extend its dominant market position in the Intermountain Region, and to continue to achieve cash flow growth and enhance the value of the Properties by increasing their rental income and net operating income over time. The Company expects to achieve rental income and net operating income growth through (i) contractual rent increases, which are included in substantially all existing leases for the Properties, (ii) re-leasing available space at higher rent levels and (iii) selectively renovating, expanding and redeveloping the Properties. In order to extend its market position, the Company expects to concentrate its acquisition and other development activities in the Western States.

  The Company has managed its growth within a conservative capital structure. In connection with its acquisition and development activities, the Company intends to incur additional borrowings in the future in a manner consistent with its policy of maintaining a ratio of debt-to-total market capitalization of less than 50%. The Company's ratio of debt-to-total market capitalization (i.e. total debt of the Company as a percentage of the market value of its outstanding capital stock as well as shares of Common Stock issuable upon exchange of outstanding OP Units plus total debt) was 33.94% at December 31, 1997 and, after giving effect to the Offering and the application of the net proceeds therefrom, will be 34.03%.

  Key elements of the Company's strategies are as follows:

  Operation and Management. The Company performs all property management functions for the Properties. As of December 31, 1997, the Company had 311 full-time employees devoted exclusively to property management. Each of the malls has on-site management and maintenance personnel as well as a marketing staff to assist the mall tenants in promoting and advertising their products and services. Overall supervision of mall operations, headed by the Company's Director of Enclosed Malls and Director of Marketing, is conducted in a centralized fashion in order to take advantage of economies of scale and to deliver a uniform presentation of all management functions. The Company's internal property management information system enables it to determine quickly tenant status, tenant gross sales, insurance and other critical information in order to effectively manage the affairs of its Properties. The data collected regarding percentage sales allows the Company to predict sales and retain tenants and enhance mall stability.

  The Company's Leasing/Development Department is responsible for maintaining relationships with tenants that afford the Company opportunities for new development and expansion. The Company conducts an active program of leasing, within the common area space of its malls and community centers, kiosks and other promotional displays on a seasonal basis. In addition to increased customer traffic, this approach generates additional revenue for the Company and offers an opportunity for entrepreneurial individuals interested in opening stores on a more permanent basis within the Company's retail properties.

  The Company's property management efforts will continue to be directed toward improving the attractiveness and appeal of its retail properties and providing a pleasant shopping environment in order to increase overall tenant sales and rents. The Company strives to meet the needs of its tenants in the areas of promotion, marketing and ongoing property management and seeks to bring together a sufficient critical mass of complementary upscale and brand-name tenants. As part of its property management efforts, the Company monitors tenant mix, store size, sales results and store locations, and works closely with tenants to improve the overall performance of their stores. The Company seeks to anticipate trends in the retailing industry and introduce new retail names and concepts into its retail properties in response to these trends. The Company maintains its malls and community centers to very high standards and believes that the aesthetics, ambiance and cleanliness of these Properties contribute to repeat visits by customers.

  Acquisitions. The Company is currently seeking to acquire additional retail properties, particularly malls and community centers in the Western States that (i) have leases at rental rates below market, (ii) have potential for rental and/or occupancy increases and/or (iii) offer cash flow growth or capital appreciation potential where the Company's financial strength, relationships with retail companies or expansion or redevelopment capabilities can enhance value.

  Development and Expansion. Since 1976, the Company and the Predecessor Companies have been responsible for developing more retail malls in the Intermountain Region than any other developer, having constructed, developed or redeveloped 11 malls in the region (as well as three other malls in Oregon and Washington). The Company maintains the in-house capability to bring a project from concept to completion. The Leasing/Development Department had a total of 30 full-time employees at December 31, 1997, including directors of Leasing, Development, Tenant Coordination and Design/Drafting.

  The Company has commenced the development of a new enclosed regional mall in Provo, Utah, is continuing its expansion projects at Red Cliffs Mall, Red Cliffs Plaza and Boise Towne Square and its development of Boise Towne Plaza. The Company estimates that upon completion, these projects will add an aggregate of approximately 1.13 million square feet of Total GLA to the Company's retail portfolio. In August 1997, the Company completed its development of the Spokane Valley Mall, a 688,982 square foot enclosed regional mall located in Spokane, Washington. See "Recent Developments."

  In addition to the foregoing projects, the Company may also seek to apply its substantial expertise and resources to the development of additional malls, community centers or commercial properties. The Company expects any such future development projects will primarily be in underserved and/or growing markets in the Western States and undertaken in cooperation with anchor tenants with which the Company has long-standing established relationships.

  Further, the Properties contain approximately 48 acres of vacant land suitable for additional retail expansion projects. Likewise, the Properties include additional improved land ready for development of approximately 263,000 square feet of free standing retail space. The Company will seek to expand these and other Properties in its retail portfolio, as well as newly acquired properties, depending on tenant demand and market conditions.

  Third-Party Property Management. The Company provides third-party property management for an office building and a commercial building located in the greater Salt Lake City, Utah metropolitan area, a commercial building located in Albuquerque, New Mexico and Silver Lake Plaza, a community center, located in Coeur d'Alene, Idaho. In addition to these arrangements, the Company plans to pursue other property management opportunities. Because property management facilitates an understanding of a property's value and potential for cash flow growth, the Company believes that, in addition to generating property management fees, third-party property management arrangements can be a source of future acquisitions for the Company. For example, the Company was the property manager for Eastridge Mall and Silver Lake Mall prior to their acquisitions by the Company.

CAPITAL REQUIREMENTS FOLLOWING THE OFFERING

  The Operating Partnership intends to maintain a conservative capital structure with total debt at less than 50% of total market capitalization of the Operating Partnership. The Operating Partnership's ratio of debt-to-total market capitalization was 33.94% at December 31, 1997. After giving pro forma effect to this Offering and the application of the proceeds therefrom as described in "Use of Proceeds," the ratio of debt to market capitalization of the Operating Partnership (based on a closing price on December 31, 1997 of $25.9375 per share of Common Stock, after full conversion of all OP Units and including total indebtedness and minority interests in joint ventures) will be 34.03%. The Operating Partnership, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Operating Partnership to continue its investment strategy.

  The Operating Partnership's sources of debt financing include its Unsecured Credit Facility, secured notes, mortgages, unsecured notes and a construction loan. As of December 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Operating Partnership and its Subsidiaries collectively had total indebtedness of $284.6 million, which consisted of $155.8 million of secured indebtedness (of which $14.8 million was secured indebtedness of the Operating Partnership and $141.0 million was secured indebtedness of its Subsidiaries) and $128.8 million of unsecured indebtedness (all of which was unsecured indebtedness of the Operating Partnership).

OUTSTANDING DEBT STRUCTURE

  The existing indebtedness of the Operating Partnership and its Subsidiaries as of December 31, 1997, aggregating approximately $283.4 million, is set forth in the table below:

                                                INTEREST EXPIRATION   BALANCE
                    DESCRIPTION                   RATE      DATE    OUTSTANDING
     -----------------------------------------  -------- ---------- -----------
                                                    (DOLLARS IN THOUSANDS)
     Secured Notes............................   6.370%     2001(1)  $ 95,000
     Mortgage.................................   9.375      2001        1,927
     Mortgage.................................   8.500      2000       12,827
     Mortgage.................................   9.999      2095        3,000
     Unsecured Note...........................   7.000      2003          494
     Unsecured Note...........................   7.800      2000          133
     $200.0 million Unsecured Credit Facility.      (2)     2000      127,000(3)
     Construction Facility....................      (4)       (5)      43,009
                                                                     --------
       Total..................................                       $283,390
                                                                     ========

--------
(1) Interest only is payable quarterly. Principal of $11,875,000 is due on January 21, 2000 and the remaining balance is due on January 21, 2001. At the option of the Operating Partnership, the notes can be extended to January 21, 2003.
(2) Interest based upon one, or a combination, of (i) the higher of the Federal Funds Rate plus 50 basis points or the prime rate or (ii) LIBOR plus a spread of 70 to 130 basis points based on the credit rating obtained by the Operating Partnership (which resulted in a spread of 90 basis points at December 31, 1997) or (iii) LIBOR plus a spread as offered by the participating banks under a one to three month bid rate auction option. Provides for monthly payments of interest only. The weighted average interest rate paid on 1997 borrowings under this line of credit was 6.75%.
(3) After application of the $98.8 million of net proceeds from this Offering, an estimated $28.2 million will remain outstanding.
(4) LIBOR plus 150 basis points.
(5) Interest payable monthly through August 1, 1999 at which time the total principal balance is due. At the option of the Operating Partnership, the loan can be extended for two years.

                              RECENT DEVELOPMENTS

  Acquisitions. In June 1997, the Company acquired Silver Lake Mall, a 298,711 square foot mall located in Coeur d'Alene, Idaho. The Company, which had held a 30% interest in Silver Lake Mall, Ltd., a limited partnership owning Silver Lake Mall, prior to its acquisition of the mall, acquired the remaining 70% interest in such limited partnership in exchange for 72,000 OP Units and the assumption of approximately $24.8 million in outstanding indebtedness. Silver Lake Mall is anchored by JCPenney, Sears, Emporium and Lamont's and contains 65 mall shops. As of December 31, 1997, Silver Lake Mall was 99% leased.

  In June 1997, the Company also acquired Visalia Mall, a 439,716 square foot mall located in Visalia, California for approximately $38.0 million. Visalia Mall is anchored by JCPenney and Gottschalk's and contains 68 mall shops. Prior to the Company's purchase of Visalia Mall, the mall underwent a major renovation which included the expansion of anchor tenant space, the addition of a new food court, the renovation and expansion of additional tenant shop space and the construction of a new 1,000 stall parking facility. As of December 31, 1997, Visalia Mall was 98% leased.

  In December 1997, the Company acquired the Salem Center, a 650,500 square foot enclosed mall located in Salem, Oregon. The Company acquired the Salem Center for approximately $32.5 million, $32.0 million of which the Company financed by borrowing under the Unsecured Credit Facility and assuming debt for the remainder. Salem Center is located in Salem's downtown business district covering over five contiguous city blocks and is anchored by Nordstrom, Mervyn's, Meier & Frank, JCPenney and a 7-screen, 2,300 seat theater. As of December 31, 1997, Salem Center was 97% leased.

  Development and Expansion. In August 1997, the Company completed the development of the Spokane Valley Mall, a two-level, 688,982 square foot regional mall, located on an 85 acre parcel of land overlooking the Spokane River and the Centennial Trail in Spokane, Washington. The mall is anchored by JCPenney, Sears and The Bon Marche and contains 101 mall shops. In addition to the 273,673 square feet of retail mall space, the mall contains a 40,000 square foot 12-screen ACT III theater and seven out-parcel pads for retail and restaurant development.

  In early 1997, the Company began developing Boise Towne Plaza, a 105,664 square foot shopping center located adjacent to Boise Towne Square in Boise, Idaho. The first phase of construction at Boise Towne Plaza, containing 76,414 square feet of retail space, was completed and opened in November 1997. The second phase of construction at Boise Towne Plaza, containing 29,250 square feet of retail space, is expected to be completed in the second quarter of 1998. During 1997, the Company also completed the construction of (i) a 76,411 square foot Sears department store at the Pine Ridge Mall located in Pocatello, Idaho, (ii) a 36,036 square foot addition to the Sears department store at the Silver Lake Mall and (iii) a 5,500 square foot Applebees restaurant at the Animas Valley Mall located in Farmington, New Mexico.

  The Company is also developing Provo Towne Centre, a 750,000 square foot enclosed regional mall, located in Provo, Utah. Provo Towne Center will be anchored by JCPenney, Sears and Dillard's and will include space for more than 80 mall shops. Additionally, the Company is currently contemplating the expansion and renovation of several other of its Properties as well as other developments and acquisitions.

  Results of Operations. The Operating Partnership's total revenue for the quarter ended December 31, 1997 was $24.2 million compared with $19.1 million for the same period in 1996. Net income for the quarter ended December 31, 1997 was $9.0 million, or $0.42 per OP Unit, compared with $7.7 million, or $0.39 per OP Unit, for the same period in 1996. FFO for the quarter ending December 31, 1997 increased 19% to $12.3 million, or $0.58 per OP Unit, compared with FFO of $10.4 million, or $0.53 per OP Unit, for the same period in 1996.

  Revenues for the year ended December 31, 1997 increased 14% to $83.0 million over revenues of $72.9 million for the same period in 1996. Net income for the year ended December 31, 1997 increased 15% to $32.9 million, or $1.56 per OP Unit, compared to net income of $28.5 million, or $1.45 per OP Unit, for the same period in 1996. FFO for the year ended December 31, 1997 increased 14% to $44.4 million, or $2.10 per OP Unit, compared to FFO for the year ended December 31, 1996 of $39.0 million, or $1.98 per OP Unit.

  New Credit Facility. On October 16, 1997, the Company entered into the $150.0 million Unsecured Credit Facility with a syndicate of banks. The Company used borrowings under the Unsecured Credit Facility to repay $67.1 million outstanding under the Pre-1997 Credit Facilities. On December 18, 1997, the Company increased the total amount available under the Unsecured Credit Facility to $200.0 million. The Unsecured Credit Facility bears interest, at the option of the Operating Partnership, at one, or a combination, of (i) the higher of the Federal Funds Rate plus 50 basis points or the prime rate, (ii) LIBOR plus a spread of 70 to 130 basis points based on the credit rating of the Operating Partnership (which resulted in a spread of 90 basis points at December 31, 1997) or (iii) LIBOR plus a spread as offered by the participating banks under a one to three month bid rate auction option. The Unsecured Credit Facility has a term of three years and provides for monthly payments of interest only. The weighted average interest rate paid on 1997 borrowings under the Unsecured Credit Facility was 6.75% and the balance outstanding under this facility at December 31, 1997 was $127.0 million. The Unsecured Credit Facility is available for general corporate purposes, including development, working capital, equity investments, repayment of indebtedness and/or amortization payments.

  Equity Offering. On January 28, 1997, JP Realty completed a public offering of 1,500,000 shares of Common Stock, raising approximately $38.8 million in net proceeds. The Operating Partnership, which received the net proceeds from JP Realty in exchange for OP Units, used such proceeds to reduce outstanding borrowings under the Pre-1997 Credit Facilities.

                                  PROPERTIES

GENERAL

  As of December 31, 1997, the Company, through the Operating Partnership, held a portfolio consisting of 48 Properties, including 15 enclosed regional malls, 25 community centers and two free-standing retail properties located in ten states and six mixed-use commercial properties located primarily in the Salt Lake City, Utah metropolitan area.

  Each of the Company's regional malls is the premier and dominant mall and, in some cases, the only mall within its trade area and is generally considered to be the financial, economic and social center for a given geographic area. The trade areas surrounding the Company's malls have a drawing radius, depending on the mall, ranging from five to over 150 miles. The malls have attracted as anchor tenants some of the leading national and regional retail companies such as JCPenney, Nordstrom, Wal-Mart, The Bon Marche, Sears, Dillard's, Mervyn's and ZCMI. The 15 regional malls in the portfolio contain an aggregate of approximately 7,745,000 square feet of Total GLA and range in size from approximately 296,000 to 876,000 square feet of Total GLA. The community center portfolio consists of 25 Properties in seven states containing over 3,159,000 square feet of Total GLA. The two freestanding retail properties contain a total of approximately 5,000 square feet of GLA. The commercial portfolio, which includes 40 commercial buildings containing approximately 1,418,000 square feet of GLA, is primarily located in the Salt Lake City, Utah area where the Company's headquarters are located.

PROPERTIES

  The following tables set forth certain information, as of December 31, 1997, relating to the Properties, all of which (except as otherwise indicated) are 100% owned by the Operating Partnership. The Company believes that all such Properties are adequately covered by insurance.

                               RETAIL PROPERTIES

                                                                                                       OCCUPANCY
                                                                                                   --------------------
                                              FREE                                     TENANT-     BASED
                                            STANDING   TENANT           TOTAL           OWNED       ON    BASED  TENANT
                                   PROPERTY STORES(2) SHOPS(3) ANCHORS GLA (4) GLA (5)  (SQ.       TOTAL   ON     SHOP
     PROPERTY          LOCATION    TYPE (1)  (SQ.FT)  (SQ.FT)  (SQ.FT) (SQ.FT) (SQ.FT)  FT.)        GLA    GLA   SPACE
 ----------------   -------------- -------- --------- -------- ------- ------- ------- -------     -----  -----  ------
 UTAH
 Bank One........   Nephi             FR       3,590      --       --    3,590   3,590     --      100.0% 100.0%   --
 Cache Valley
 Mall(7).........   Logan             RM      30,120   96,839  182,889 309,848 307,348   2,500      95.2%  95.2%  84.7%
 Cottonwood
 Mall(7).........   Salt Lake City    RM      53,300  321,314  379,508 754,122 754,122     --       93.5%  93.5%  84.7%
 Cottonwood
 Square..........   Salt Lake City    CC         --    35,371   41,612  76,983  76,983     --       93.3%  93.3%  85.4%
 Fort Union
 Plaza...........   Salt Lake City    CC      29,240      --       --   29,240  29,240     --      100.0% 100.0%   --
 Gateway            Bountiful         CC      35,620   65,932  174,047 275,599 145,639 129,960(9)  100.0% 100.0% 100.0%
 Crossing........
 North Temple
 Shops...........   Salt Lake City    CC         --    10,085      --   10,085  10,085     -- (11) 100.0% 100.0% 100.0%
 Orem Plaza-
 Center St.......   Orem              CC      15,491   18,814   62,420  96,725  91,125   5,600     100.0% 100.0% 100.0%
 Orem Plaza-State
 St..............   Orem              CC       8,045   19,057      --   27,102  27,102     -- (12)  89.3%  89.3%  84.8%
 Plaza 9400......   Sandy             CC      34,510   55,445  136,745 226,700 226,700     --      100.0% 100.0% 100.0%
 Red Cliffs
 Mall(7).........   St. George        RM      12,500   90,872  203,338 306,710 192,439 114,271(13)  97.4%  95.8%  91.2%
 Red Cliffs
 Plaza...........   St. George        CC       9,327      --    46,626  55,953  46,626   9,327      16.7%   --     --
 River Pointe
 Plaza...........   West Jordan       CC      18,522   56,120  135,707 210,349  56,120 154,229(15)  98.5%  94.3%  94.3%
 Riverside Plaza.   Provo             CC      10,050   11,363  156,454 177,867 174,867   3,000      65.7%  65.1%  84.8%
 University         Orem              CC      33,401   38,551  128,091 200,043 199,143     900     100.0% 100.0% 100.0%
 Crossing........
 IDAHO
 Alameda Plaza...   Pocatello         CC      19,049   27,346  143,946 190,341 190,341     --      100.0% 100.0% 100.0%
 Baskin Robbins,
 17th Street.....   Idaho Falls       FR       1,761      --       --    1,761   1,761     --      100.0% 100.0%   --
 Boise Towne        Boise             RM      84,418  339,050  452,037 875,505 480,368 395,137(19)  98.0%  96.4%  94.9%
 Square(7).......
 Boise Plaza.....   Boise             CC         --       --   108,464 108,464 108,464     --      100.0% 100.0%   --
 Boise Towne
 Plaza...........   Boise             CC         --       --    76,414  76,414  76,414     --      100.0% 100.0%   --
 Grand Teton        Idaho Falls       RM      29,089  172,056  323,925 525,070 519,450   5,620      94.1%  94.0%  81.9%
 Mall............
 Pine Ridge         Pocatello         RM      25,818  148,976  436,528 611,322 499,822 111,500(9)   96.1%  95.2%  84.0%
 Mall(7).........
 Twin Falls
 Crossing........   Twin Falls        CC         --       --    37,680  37,680  37,680     --      100.0% 100.0%   --
 Silver Lake
 Mall(7).........   Coeur d'Alene     RM      20,090   97,164  217,493 334,747 327,811   6,936      99.1%  99.1%  96.9%
 Yellowstone
 Square..........   Idaho Falls       CC      16,865   38,950  166,733 222,548 220,748   1,800      87.6%  87.5%  59.5%
 WASHINGTON
 Spokane Valley
 Mall(7)            Spokane           RM      46,125  273,673  369,184 688,982 447,405 241,577(25)  89.0%  83.1%  72.4%
 Three Rivers       Kelso             RM     199,623  126,674  188,076 514,373 345,566 168,807(26)  97.3%  96.0%  89.1%
 Mall(7)
                    OWNERSHIP
     PROPERTY        TYPE(6)           ANCHORS
------------------- ---------- ------------------------
 UTAH
 Bank One........         Fee  None
 Cache Valley
 Mall(7).........         Fee  JCPenney, ZCMI, Lamont's
 Cottonwood
 Mall(7).........    Fee/GL(8) JCPenney, ZCMI
 Cottonwood
 Square..........      Fee/GL  Albertsons
 Fort Union
 Plaza...........          GL  None
 Gateway                  Fee  Ernst Home Center(10),
 Crossing........              ShopKo, TJ Maxx
 North Temple
 Shops...........         Fee  Albertsons, Payless Drug
 Orem Plaza-
 Center St.......         Fee  Savers, Showbiz Pizza
 Orem Plaza-State
 St..............         Fee  Payless Drug
                               Albertsons, Fred Meyer,
 Plaza 9400......          GL  Pep Boys
 Red Cliffs
 Mall(7).........         Fee  JCPenney, ZCMI, Wal-Mart
 Red Cliffs
 Plaza...........         Fee  Ernst Home Center(14)
 River Pointe
 Plaza...........         Fee  Albertsons, ShopKo
 Riverside Plaza.         Fee  Best Products(16),
                               Payless Drug,
                               McFrugal's, Mini World
 University               Fee  Burlington Coat(17),
 Crossing........              Office Max(18), CompUSA
 IDAHO
 Alameda Plaza...         Fee  Albertsons, Fred Meyer
 Baskin Robbins,
 17th Street.....         Fee  None
 Boise Towne        Fee/GL(20) JCPenney, Sears, The Bon
 Square(7).......              Marche, Mervyn's
 Boise Plaza.....       PI(21) Burlington Coat(17),
                               Albertsons
 Boise Towne                   Circuit City, Linens 'n
 Plaza...........         Fee  Things
 Grand Teton              Fee  JCPenney, Sears, ZCMI,
 Mall............              The Bon Marche
 Pine Ridge         Fee/GL(22) JCPenney, ZCMI, The Bon
 Mall(7).........              Marche, ShopKo, Sears
 Twin Falls
 Crossing........         Fee  None(23)
 Silver Lake                   JCPenney, Sears,
 Mall(7).........         Fee  Lamont's, Emporium
 Yellowstone
 Square..........       PI(24) Albertsons, Fred Meyer
 WASHINGTON
 Spokane Valley                JCPenney, Sears, The Bon
 Mall(7)                  Fee  Marche
 Three Rivers             Fee  JCPenney, Sears, The Bon
 Mall(7)                       Marche, Emporium

                                                                                                                 OCCUPANCY
                                                                                                             --------------------
                                              FREE                                                           BASED
                                            STANDING   TENANT               TOTAL               TENANT-       ON    BASED  TENANT
                                   PROPERTY STORES(2) SHOPS(3)   ANCHORS   GLA (4)    GLA (5)    OWNED       TOTAL   ON     SHOP
      PROPERTY          LOCATION   TYPE (1)  (SQ.FT)   (SQ.FT)   (SQ.FT)   (SQ.FT)    (SQ.FT)  (SQ. FT.)      GLA    GLA   SPACE
 -------------------  ------------ -------- --------- --------- --------- ---------- --------- ---------     -----  -----  ------
 OREGON
 Bailey Hills
 Plaza..............  Eugene          CC      12,000     11,895   155,000    178,895    11,895   167,000(27) 100.0% 100.0% 100.0%
 Division Crossing..  Portland        CC       2,589     24,091    67,960     94,640    92,051     2,589      91.5%  91.3%  66.6%
 Halsey Crossing....  Gresham         CC       9,000     23,071    52,764     84,835    84,835       --       95.3%  95.3%  82.8%
 Salem Center.......  Salem           RM      45,000    167,500   438,000    650,500   212,500   438,000      96.8%  90.2%  87.6%
 WYOMING
 Eastridge Mall.....  Casper          RM      17,500    264,388   289,796    571,684   495,801    75,883(29)  90.9%  89.5%  80.3%
 White Mountain
 Mall(7)............  Rock Springs    RM      26,025    105,962   208,452    340,439   340,439       --       76.4%  76.4%  75.4%
 NEW MEXICO
 Animas Valley        Farmington      RM      33,000    221,936   271,155    526,091   466,753    59,338(30)  78.5%  75.8%  71.7%
 Mall...............
 North Plains
 Mall(7)............  Clovis          RM      19,076     81,407   195,431    295,914   196,937    98,977(13)  96.3%  94.4%  86.6%
 NEVADA
 Fremont Plaza......  Las Vegas       CC       6,542     19,643    77,348    103,533   103,533       --      100.0% 100.0% 100.0%
 Plaza 800..........  Reno/Sparks     CC       5,985     21,846   139,607    167,438   167,438       --       95.7%  95.7%  67.0%
 COLORADO
 Austin Bluffs        Colorado        CC       9,447     35,859    71,543    116,849    78,902    37,947(31) 100.0% 100.0% 100.0%
 Plaza..............  Springs
 ARIZONA
 Fry's Shopping
 Plaza..............  Glendale        CC       8,564     38,781    71,919    119,264   119,264       --       98.0%  98.0%  93.8%
 Woodlands Village..  Flagstaff       CC       4,020     43,380   146,898    194,298    91,858   102,440(13) 100.0% 100.0% 100.0%
 CALIFORNIA
 Anaheim Plaza......  Anaheim         CC      10,000        --     67,433     77,433    77,433       --      100.0% 100.0%   --
 Visalia Mall.......  Visalia         RM       8,510    174,206   257,000    439,716   439,716       --       97.8%  97.8%  94.5%
                                             -------  --------- --------- ---------- --------- ---------     -----  -----  -----
    Total...........                         953,812  3,277,617 6,678,223 10,909,652 8,576,314 2,333,338     93.66% 91.94% 85.68%
                                             =======  ========= ========= ========== ========= =========     =====  =====  =====
                      OWNERSHIP
      PROPERTY         TYPE(6)           ANCHORS
--------------------- ---------- ------------------------
 OREGON
 Bailey Hills
 Plaza..............        Fee  Safeway, ShopKo
                                 United Grocers, Payless
 Division Crossing..        Fee  Drug
 Halsey Crossing....         GL  Safeway
 Salem Center.......  Fee/GL(28) Nordstrom, Mervyn's,
                                 Meier & Frank, JCPenney
 WYOMING
 Eastridge Mall.....        Fee  Target, The Bon Marche,
                                 JCPenney, Sears
 White Mountain                  JCPenney, Herbergers,
 Mall(7)............        Fee  Wal-Mart
 NEW MEXICO
 Animas Valley              Fee  JCPenney, Sears,
 Mall...............             Dillard's, Beall's, Best
                                 Products
 North Plains                    JCPenney, Sears, Wal-
 Mall(7)............        Fee  Mart, Beall's
 NEVADA
                                 Smith's Food & Drug,
 Fremont Plaza......         GL  Sav-On Drug
 Plaza 800..........         GL  Albertsons, ShopKo
 COLORADO
 Austin Bluffs              Fee  Albertsons, Longs Drug
 Plaza..............
 ARIZONA
 Fry's Shopping
 Plaza..............        Fee  Fry's
 Woodlands Village..        Fee  Bashas', Wal-Mart
 CALIFORNIA
 Anaheim Plaza......      PI(32) (33)
 Visalia Mall.......        Fee  JCPenney, Gottschalk's
    Total...........

-----
 (1) Property type definitions are as follows: Regional Mall--RM, Community Centers--CC, Freestanding Retail Properties--FR.
 (2) Freestanding stores means leasable buildings or other structures located on a property which are not physically attached to a mall or community center.
 (3) Tenant shops means non-anchor retail stores located in a mall or community center.
 (4) Represents Operating Partnership-owned leasable area and tenant-owned leasable area within the Properties.
 (5) Represents Operating Partnership-owned leasable area within the Properties.
 (6) Ownership type definitions are as follows: Fee, Groundlease--GL and Partnership Interest--PI.
 (7) Secured Property as of December 31, 1997.

(8) The Operating Partnership owns a ground lease on one-half acre.
(9) Tenant-owned space at this Property includes Shopko.
(10) Ernst Home Center has filed for protection under the United States Bankruptcy Code ("Bankruptcy Code") but continues to be responsible for lease payments and at December 31, 1997 was still paying rent pursuant to the terms of the lease and the Bankruptcy Code.
(11) Tenant-owned space at this Property includes Albertsons and Payless Drug.
(12) Tenant-owned space at this Property includes Payless Drug.
(13) Tenant-owned space at this Property includes Wal-Mart.
(14) Ernst Home Center has filed for protection under the Bankruptcy Code. The trustee in bankruptcy has rejected the terms of the lease and the Company is currently in the process of re-leasing the space.
(15) Tenant-owned space at this Property includes Albertsons and Shopko.
(16) Best Products has filed for protection under the Bankruptcy Code. The trustee in bankruptcy has rejected the terms of this lease and the Company is currently in the process of re-leasing the space.
(17) The Operating Partnership's lease is with Fred Meyer which subleases the Property space to Burlington Coat.
(18) The Operating Partnership's lease is with Fred Meyer which subleases the space to Burlington Coat. 33.6% of the space represented by the Burlington Coat sublease is further subleased to Office Max.
(19) Tenant-owned space at this Property includes JCPenney, Sears and Mervyn's.
(20) The Operating Partnership owns a ground lease on two acres.
(21) The Operating Partnership's ownership represents a 73.3% partnership interest in the current fee holder of the Property.
(22) The Operating Partnership owns two ground leases on 7.3 acres and 1.2 acres.
(23) The Operating Partnership's lease subleases the Property to several other retailers.
(24) The Operating Partnership's ownership represents a 83.5% partnership interest in the current fee holder of the Property.
(25) Tenant-owned space at this Property includes Sears and The Bon Marche.
(26) Tenant-owned space at this Property includes Target and Top Foods.
(27) Tenant-owned space at this Property includes Safeway and Shopko.
(28) The Operating Partnership owns seven ground leases comprising a total of
     1.58 acres and 2.35 acres in fee.
(29) Tenant-owned space at this Property includes Target.
(30) Tenant-owned space at this Property includes property owned by a third party which leases its space to Best Products.
(31) Tenant-owned space at this Property includes Longs Drugs.
(32) The Operating Partnership's ownership interest represents a 50% partnership interest in the current ground lease holder of the Property.
(33) Anchor space is vacant as of December 31, 1997.

                             COMMERCIAL PROPERTIES

                                           PROPERTY    GLA     OCCUPANCY   OWNERSHIP
            PROPERTY          LOCATION     TYPE(1)  (SQ. FT.) BASED ON GLA   TYPE
------------------------  ---------------- -------- --------- ------------ ---------
UTAH
Price Business Center-
 Pioneer Square.........  Salt Lake City      BP      530,484     97.52%      Fee
Price Business Center-
 South Main.............  Salt Lake City      BP      144,554     96.41%      Fee
Price Business Center-
 Timesquare.............  Salt Lake City      BP      289,423     84.07%      Fee
Sears-Eastbay(2)........  Provo               CP       48,880    100.00%      Fee
Price Business Center-
 Commerce Park..........  West Valley City    BP      393,268     89.74%      Fee
IDAHO
Boise/FSB Plaza.........  Boise               CP       11,058     38.55%      Fee
                                                    ---------    ------
 Total..................                            1,417,667     92.13%
                                                    =========    ======

--------
(1)Property type definitions are as follows: Business Park -- BP, Commercial Property -- CP.
(2)Secured Property as of December 31, 1997.

TENANTS

  Large stores (over 20,000 square feet per store) occupy 63.5% of the Total GLA of the Company's regional malls and community centers. The Company's largest tenants include JCPenney, ZCMI, Wal-Mart, The Bon Marche, Sears, Meier & Frank, Mervyn's and Gottschalk's. No tenant represented more than 10% of the Company's total rental revenues (i.e., minimum rents plus percentage rents) for the year ended December 31, 1997.

  Anchors. Regional malls and community centers usually contain one or more large retail companies known as "anchors." Anchors, which include traditional department stores, general merchandise stores, large fashion specialty stores, value oriented specialty stores and discount stores, usually inventory a broad range of products that appeal to many shoppers. Anchors either own their own stores (and sufficient parking) or lease their stores from the owner of the mall or center. Although the rent and other charges paid by anchors are usually much less (on a per square foot basis) than the rent and other charges paid by other tenants, their presence typically attracts many shoppers and enhances the value of a mall or community center.

  Anchor tenants in the regional malls are JCPenney, ZCMI, Nordstrom, Wal-Mart, The Bon Marche, Sears, Gottschalk's, ShopKo, The Emporium, Lamont's, Mervyn's, Meier & Frank, Target and Dillard's. Anchors in the regional malls occupy 57.0% of Total GLA of the regional malls. The following table summarizes the Total GLA owned and leased as of December 31, 1997 by these anchors:

                                     MALLS

                                                                                         COMPANY-OWNED
                                                                     ANCHOR               ANCHORS AS
                            NUMBER OF   COMPANY-OWNED ANCHOR-OWNED  TOTAL GLA   PERCENT      % OF
         ANCHOR           ANCHOR STORES  SQUARE FEET  SQUARE FEET  SQUARE FEET TOTAL GLA  REVENUE(1)
------------------------  ------------- ------------- ------------ ----------- --------- -------------
JCPenney................        15          913,188      243,591    1,156,779     9.38%      3.52%
Sears...................         9          471,669      227,780      699,449     5.67%      3.10%
The Bon Marche..........         6          354,794      120,420      475,215     3.85%      3.15%
ZCMI....................         5          562,754          --       562,754     4.57%      2.67%
Wal-Mart................         3           86,944      210,128      297,072     2.41%         *
Meier & Frank...........         1              --       183,500      183,500     1.49%        --
Mervyn's................         2              --       159,648      159,648     1.30%        --
Gottschalk's............         1          150,000          --       150,000     1.22%         *
ShopKo..................         1              --       111,500      111,500     0.90%        --
The Emporium............         2           84,261          --        84,261     0.68%         *
Lamont's................         2           80,953          --        80,953     0.66%         *
Target..................         1              --        75,883       75,883     0.62%        --
Dillard's...............         1           72,212          --        72,212     0.59%         *
Nordstrom...............         1              --        72,000       72,000     0.58%        --
                               ---        ---------    ---------    ---------    -----
 Total..................        50        2,776,775    1,404,450    4,181,226    33.92%
                               ===        =========    =========    =========    =====

--------
*Less than 1%.
(1)Revenue defined as minimum rents plus percentage rents.

  Anchor tenants occupying the greatest amount of GLA in the Company's community centers are Shopko, Fred Meyer, Albertsons, Burlington Coat, Safeway, Wal-Mart and Payless Drug Stores. Anchors in the community centers occupy approximately 71.2% of Total GLA of the community centers. The following table summarizes the Total GLA owned and leased as of December 31, 1997 by these anchors:

                               COMMUNITY CENTERS

                                                                                         COMPANY-OWNED
                                                                     ANCHOR               ANCHORS AS
                            NUMBER OF   COMPANY-OWNED ANCHOR-OWNED  TOTAL GLA   PERCENT      % OF
         ANCHOR           ANCHOR STORES  SQUARE FEET  SQUARE FEET  SQUARE FEET TOTAL GLA  REVENUE(1)
------------------------  ------------- ------------- ------------ ----------- --------- -------------
ShopKo..................         4          104,000     297,140       401,140     3.25%         *
Albertsons..............         8          269,098      41,407       310,505     2.52       1.24%
Fred Meyer..............         3          309,944         --        309,944     2.51       1.16%
Burlington Coat(2)......         2          174,248         --        174,248     1.41          *
Safeway.................         2           52,764      53,000       105,764     0.86          *
Wal-Mart................         1              --      102,440       102,440     0.83         --
Ernst Home Centers(3)...         2           94,783         --         94,783     0.77          *
Payless Drug............         2           70,583         --         70,583     0.57          *
Best Products(4)........         1           59,350         --         59,350     0.48          *
                               ---        ---------     -------     ---------    -----
 Total..................        26        1,134,770     493,987     1,678,757    13.21%
                               ===        =========     =======     =========    =====

--------
*   Less than 1%.
(1) Revenue defined as minimum rents plus percentage rents.
(2) Subleased from Fred Meyer, Inc.
(3) Ernst Home Center has filed for protection under the Bankruptcy Code but continues to be responsible for lease payments pursuant to the terms of the Gateway Crossing lease and the Bankruptcy Code. The Ernst Home Center lease for space at the Red Cliffs Plaza has been rejected and the Company is currently in the process of re-leasing the space.
(4) The Best Products lease for space at the Riverside Plaza has been rejected and the Company is currently in the process of re-leasing the space.

  Major Tenants. Nonanchor tenants owned by major national retail chains lease a considerable amount of space in the Company's retail properties. Such retail chains include Amcena Corporation (Maurice's), Brown Group (Naturalizer Shoes), Claire's (Claire's Boutique), Edison Brothers (Bakers Shoes, Jeans West, J. Riggings, 5-7-9), Waldenbooks Books, Inc., The Limited (Lane Bryant, Lerner, Limited Express, Victoria's Secret, Bath & Body Works, Structure), May Department Stores (PayLess ShoeSource), Kay-Bee Toys, Wilson's Suede & Leather, Musicland Land Group (Musicland, Sam Goody, Suncoast Pictures), Tandy Corporation (Radio Shack), Woolworth Corporation (Northern Reflections, Afterthoughts, Athletic X-press, Footlocker, Kinney Shoes, Lady Footlocker, San Francisco Music Box Company), B. Dalton (B. Dalton Bookseller,
Barnes & Noble), Charming Shoppes, Inc. (Fashion Bug), Deb Shops, Regis Corporation, Jay Jacobs, County Seat, General Mills (Olive Garden, Red Lobster), Gap Stores, Inc. (Gap, GapKids), The Buckle, Eddie Bauer, Zales Corporation, Gymboree, Fred Meyer, Millers Outpost, Pearle Vision and Pendleton.

LEASES

  Most of the Company's leases are long-term leases that contain fixed base rents and step-ups in rent, typically occurring every three to five years. These leases generally pass through to the tenant the tenant's share of common area charges, including insurance costs and real estate taxes. Generally, all of the regional mall leases and certain of the community center leases include roof and structure repair costs in common area charges. The Company's leases also generally provide for additional rents based on a percentage of tenant sales. For the years ended December 31, 1996 and 1997, such percentage rents accounted for approximately 7.2% and 6.1%, respectively, of total rental income from the Properties owned by the Company during such periods.

  The following table sets forth information relating to the rental revenue from the Properties for the periods indicated:

                                                    YEAR ENDED DECEMBER 31,
                                                -------------------------------
                   PROPERTY TYPE                 1994    1995    1996    1997
     ------------------------------------------ ------- ------- ------- -------
                                                    (DOLLARS IN THOUSANDS)
     Regional Malls............................ $24,860 $29,299 $36,286 $44,005
     Community Centers and Freestanding Retail
      Properties...............................  10,658  12,173  13,591  13,192
     Commercial Properties.....................   4,929   5,633   6,631   6,323
                                                ------- ------- ------- -------
       Total................................... $40,447 $47,105 $56,508 $63,520
                                                ======= ======= ======= =======

VACANT SPACE

  Approximately 803,000 square feet, or 6.51%, of Total GLA was vacant as of December 31, 1997. Of this vacant space, approximately 523,000 square feet was in the regional mall portfolio (20% of which is anchor and 80% of which is mall shop space), 168,171 square feet was in the community center portfolio and 111,586 square feet was in the commercial portfolio.

  The following tables set forth information relating to lease expirations for retail store and commercial property leases in effect as of December 31, 1997, over the ten-year period commencing January 1, 1998 and thereafter for large stores (over 20,000 square feet) and small stores (20,000 square feet or less) at the retail properties and for all leases at the commercial properties. Unless otherwise indicated, all information set forth below assumes that none of the tenants exercise renewal options and excludes leases that had not commenced as of December 31, 1997.

                             LEASE EXPIRATIONS FOR
                 RETAIL STORE LEASES (OVER 20,000 SQUARE FEET)

                                                                         AVERAGE
                                                                     ANNUALIZED BASE
         LEASE EXPIRATION     NUMBER OF             ANNUALIZED BASE  RENT PER SQUARE
           YEAR ENDING         LEASES     GLA IN      RENT UNDER        FOOT UNDER
           DECEMBER 31,       EXPIRING  SQUARE FEET EXPIRING LEASES EXPIRING LEASES(1)
     ------------------------ --------- ----------- --------------- ------------------
     1998....................      8       370,846    $  510,121          $1.38
     1999....................      2       201,690       323,647           1.60
     2000....................      3       119,045       365,534           3.07
     2001....................      9       595,718     1,423,260           2.39
     2002....................      4       231,458       711,643           3.07
     2003....................      3       100,249       303,001           3.02
     2004....................      4       255,669       725,957           2.84
     2005....................      1        33,421       111,605           3.34
     2006....................      3       185,240       562,696           3.04
     2007 and thereafter.....     40     2,409,564    11,874,088           4.93
                                 ---     ---------
       Total.................     77     4,502,900
                                 ===     =========

    --------
    (1)Excludes tenants paying percentage rents in lieu of minimum rents.

                             LEASE EXPIRATIONS FOR
               RETAIL STORE LEASES (20,000 SQUARE FEET OR LESS)

                                                                         AVERAGE
                                                                     ANNUALIZED BASE
         LEASE EXPIRATION     NUMBER OF             ANNUALIZED BASE  RENT PER SQUARE
           YEAR ENDING         LEASES     GLA IN      RENT UNDER        FOOT UNDER
           DECEMBER 31,       EXPIRING  SQUARE FEET EXPIRING LEASES EXPIRING LEASES(1)
     ------------------------ --------- ----------- --------------- ------------------
     1998....................     177      294,545    $3,847,377          $13.06
     1999....................     160      337,915     4,562,648           13.50
     2000....................     177      347,098     5,403,907           15.57
     2001....................     125      282,675     4,008,790           14.18
     2002....................     134      331,438     4,273,324           12.89
     2003....................      70      211,116     3,067,072           14.53
     2004....................      63      181,666     3,094,598           17.03
     2005....................      46      133,587     2,421,583           18.13
     2006....................      51      144,223     2,745,303           19.04
     2007 and thereafter.....     150      509,436     9,418,638           18.49
                                -----    ---------
         Total...............   1,153    2,773,699
                                =====    =========

    --------
    (1)Excludes tenants paying percentage rents in lieu of minimum rents.

                             LEASE EXPIRATIONS FOR
                             COMMERCIAL PROPERTIES

                                                                   AVERAGE
                                                               ANNUALIZED BASE
     LEASE EXPIRATION   NUMBER OF             ANNUALIZED BASE  RENT PER SQUARE
        YEAR ENDING      LEASES     GLA IN      RENT UNDER        FOOT UNDER
       DECEMBER 31,     EXPIRING  SQUARE FEET EXPIRING LEASES EXPIRING LEASES(1)
     -----------------  --------- ----------- --------------- ------------------
     1998.............      15       363,165    $1,616,563          $4.45
     1999.............      12       195,205       929,800           4.76
     2000.............      12       422,641     2,002,513           4.74
     2001.............       3       113,115       922,213           8.15
     2002.............      10       170,585     1,174,651           6.89
     2003.............       1        20,988       275,572          13.13
     2004.............       2        28,621       146,464           5.12
                           ---     ---------
       Total..........      55     1,314,320
                           ===     =========

    --------
    (1)Excludes tenants paying percentage rents in lieu of minimum rents.

  As leases expire, the Company currently expects to be able to increase rental revenue by re-leasing the underlying space (either to a new tenant or to an existing tenant) at rental rates that are at or higher than the existing rates.

ENVIRONMENTAL REGULATION

  Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

  All of the Properties have been subject to Phase I or similar environmental audits, inspections and regulatory review (completed by licensed and qualified independent environmental consultants, but not involving soil sampling or groundwater analysis). The environmental audits do not reveal any significant environmental liability that would have a material adverse effect on the Company's financial condition or results of operations. The Company is aware of one environmental issue concerning the 1990 findings of the Idaho Department of Health & Welfare, Division of Environmental Quality (the "Department") relating to a property adjacent to the Boise Towne Square. The Company has received from the prior owner of the property a broad indemnification relating to such environmental condition as well as a covenant to complete the ongoing remediation of such environmental condition. Remediation is on schedule as monitored by the Department. The Company does not believe that this will have a material adverse effect on its financial condition.

THE INTERMOUNTAIN REGION

  The Intermountain Region is expected to outpace national population growth and economic performance for the balance of the 1990s. The improving economic and demographic trends in the region, combined with continued constrained development of new retail properties in many parts of the region, is expected to have a positive impact on rental rates and values of existing retail properties.

  Increasing Demand. The Company believes that there will be an increase in demand for retail space in the Intermountain Region due to anticipated continuing growth in population, employment, personal income and retail sales. According to the 1996 MSA Profile published by Woods & Poole Economics, Inc. (the "1996 Profile"), the Intermountain Region is projected to experience a 20.1% growth in population over the 1990 to 2000 period. During the 1990 to 1997 period, the Intermountain Region experienced a 15.1% growth in population. The population growth rate over the 1990 to 2000 period for Boise City, Idaho and Salt Lake City, Utah is projected to be 31.3% and 24.1%, respectively, compared to a projected rate for the United States of 10.2%. The population growth rate during the 1990 to 1997 period for Boise City, Idaho and Salt Lake City, Utah was 24.0% and 16.8%, respectively, compared to 7.3% for the United States. The 1996 Profile projects a 26.3% job growth rate over this period in the Intermountain Region and a 37.7% and 30.9% rate for Boise City, Idaho and Salt Lake City, Utah, respectively, compared to an 11.3% job growth rate for the nation as a whole. According to the U.S. Department of Labor, unemployment rates as of August 1995 for the Intermountain Region, Idaho and Utah were 4.1%, 3.8% and 3.6%, respectively, compared to a 6.3% national average.

  The 1996 Profile also projects that personal income in the Intermountain Region, Boise, Idaho and Salt Lake City, Utah will grow 39.8%, 56.8% and 48.1%, respectively, for the balance of the 1990s, while the rate for the nation as a whole is projected to be 22.7%. Retail sales, according to the 1996 Profile, are projected to grow 35.1%, 50.0% and 37.4%, respectively, during the same period, while the nation is projected to experience growth in retail sales of 18.6%.

Population Growth (% increase)
------------------------------

                                        Estimated       Projected
                        1980-1990       1990-1997       1990-2000
                        ---------       ---------       ---------
Salt Lake City, UT        17.3%           16.8%           24.1%
Boise, ID                 15.5%           24.0%           31.3%
Intermountain Region      10.7%           15.1%           20.1%
United States of America   9.8%            7.3%           10.2%

Source: 1996 MSA Profile published by Woods & Poole Economics, Inc.

Total Employment (% increase)
-----------------------------
                                        Estimated       Projected
                        1980-1990       1990-1997       1990-2000
                        ---------       ---------       ---------
Salt Lake City, UT        36.2%           23.8%           30.9%
Boise, ID                 31.4%           30.7%           37.7%
Intermountain Region      22.5%           21.2%           26.3%
United States of America  22.2%            8.1%           11.3%

Source: 1996 MSA Profile published by Woods & Poole Economics, Inc.

Personal Income (% increase)
----------------------------
                                        Estimated        Projected
                        1980-1990       1990-1997        1990-2000
                        ---------       ---------        ---------
Boise, ID                 30.7%           42.3%            56.8%
Salt Lake City, UT        29.7%           33.7%            48.1%
United States of America  28.1%           28.4%            39.8%
Intermountain Region      20.0%           14.7%            22.7%

Source: 1996 MSA Profile published by Woods & Poole Economics, Inc.

Retail Sales (% Increase)
-------------------------
                                        Estimated       Projected
                        1980-1990       1990-1997       1990-2000
                        ---------       ---------       ---------
Salt Lake City, UT        24.0%           28.5%           37.4%
Boise, ID                 20.5%           40.7%           50.0%
United States of America  16.2%           14.4%           18.6%
Intermountain Region       7.8%           28.3%           35.1%

Source: 1996 MSA Profile published by Woods & Poole Economics, Inc.

  Limited New Supply. Based on data compiled by the International Council of Shopping Centers, new construction of shopping center properties in Utah, Idaho and Wyoming (where approximately 68.7% of the Total GLA of the Properties is located) has decreased considerably since 1989. At its peak in 1988, new construction starts of shopping centers in these states totaled 1.0 million square feet of GLA and, during 1996, new construction starts of shopping centers in Utah, Idaho and Wyoming totalled 554,000 square feet of GLA.

  Other Factors. The Company believes that the many attractive attributes of the Intermountain Region, such as its natural beauty, generally lower living costs and less congested urban areas, which make transportation and commuting less difficult and less costly, make it very attractive for personal and corporate relocations. The Company expects that these factors, combined with the continued constrained development of new retail properties in many parts of the region, will continue to have a positive impact on retail rental rates and values of existing retail properties. In addition, Salt Lake City, Utah, where the Company's commercial and industrial portfolio is concentrated, has been selected as the site for the 2002 Olympic Winter Games.

                                  MANAGEMENT

  The executive officers and directors of the Company are as follows:

              NAME               AGE                 POSITION
              ----               ---                 --------

 John Price                       64 Chairman of the Board of Directors and
                                     Chief Executive Officer
 G. Rex Frazier                   54 President, Chief Operating Officer and
                                     Director
 Paul K. Mendenhall               50 Vice President--Chief Investment Officer
                                     and Secretary
 Martin G. Peterson               51 Vice President--Administration
 Thomas L. Mulkey                 45 Vice President--Leasing/Development
 Greg Curtis                      47 Vice President--Management
 David R. Sabey                   45 Vice President and General Counsel
 M. Scott Collins                 42 Vice President--Chief Financial Officer
                                     and Treasurer
 Warren P. King                   60 Director
 James A. Anderson                62 Director
 Sam W. Souvall                   77 Director
 Allen P. Martindale              66 Director
 Albert Sussman                   81 Director

EXECUTIVE OFFICERS

  John Price has served as Chairman of the Board of Directors and Chief Executive Officer since September 1993. Mr. Price formed Fairfax Realty, Inc. ("Fairfax"), the principal entity through which the business of the Predecessor Companies was conducted, in 1972, and its predecessor, John Price Associates, Inc., a construction company, in 1957. Mr. Price has developed and built substantial retail and commercial real estate properties during his 40 years in the real estate industry and has been involved in all facets of real estate development, construction, leasing, management and financing. Mr. Price is a member of the Board of Directors and the Executive Committee of Alta Industries--Utah, Inc. (a distributor of ferrous and nonferrous metals and a manufacturer of roofing, siding, and other structural components). Mr. Price is also a member of the NAREIT Legislative Advisory Council, a trustee of the University of Utah, a member of the Board of Directors of the Utah State Fairpark Corporation which operates the Utah State Fairgrounds and a member of the Advisory Board of the First Security Bank of Utah, N.A. Mr. Price is a graduate of the University of Utah.

  G. Rex Frazier has served as President, Chief Operating Officer and a Director since September 1993. Mr. Frazier has served as President and Chief Operating Officer of Fairfax since 1986, prior to which he had served as Executive Vice President, Vice President--Finance and Director of Finance. Mr. Frazier has been involved in the real estate industry since 1976. He is a certified public accountant and, prior to joining Fairfax, worked as an audit supervisor with Touche Ross & Company. Mr. Frazier is a graduate of the University of Utah.

  Paul K. Mendenhall has served as Vice President--Chief Investment Officer and Secretary since May 1997, prior to which he served as Vice President-- Finance and Secretary. Mr. Mendenhall has served as Vice President--Finance and Secretary of Fairfax since 1986, prior to which he served as Director of Finance and as Financial Analyst. Mr. Mendenhall has been involved in the real estate industry since 1977. He is a certified public accountant and, prior to joining Fairfax, worked as a senior auditor for Touche Ross & Company. Mr. Mendenhall is a former President and Director of the Utah Association of Certified Public Accountants (UACPA). Mr. Mendenhall is a graduate of the University of Utah.

  Martin G. Peterson has served as Vice President--Administration since September 1993, prior to which he served as Vice President-- Administration/Accounting and Treasurer and as Assistant Vice President. In addition, Mr. Peterson has served as Vice President--Administration and Treasurer of Fairfax since 1978. Mr. Peterson has been involved in the real estate industry since 1975. He is a certified public accountant and, prior to joining Fairfax, worked as a senior auditor for Price Waterhouse & Co. Mr. Peterson is a member of the Advisory Board of the Marriott School of Management at Brigham Young University. Mr. Peterson is a graduate of Brigham Young University.

  Thomas L. Mulkey has served as Vice President--Leasing/Development since September 1993. In addition, Mr. Mulkey has served as the Vice President-- Leasing/Development of Fairfax since 1987, prior to which he oversaw the development of many of the Company's properties. Mr. Mulkey has been involved in the real estate industry since 1974. Prior to joining Fairfax, Mr. Mulkey was a project manager for the May Stores Centers, Inc. (a retail department store company). Mr. Mulkey is a graduate of the University of Missouri.

  Greg Curtis has served as Vice President--Management since September 1993. In addition, Mr. Curtis has served as Vice President--Management of Fairfax since 1982, prior to which he served as Director of Enclosed Malls and as a Mall Manager. Mr. Curtis has been involved in the real estate industry since 1977. Mr. Curtis is a graduate of Brigham Young University.

  David R. Sabey has served as Vice President and General Counsel since September 1993. In addition, Mr. Sabey has served as Vice President and General Counsel of Fairfax since 1990. Prior to joining Fairfax, Mr. Sabey worked as Assistant General Counsel for the Longs Drug Stores Corporation (a retail drug store company). Mr. Sabey has been in the retail and real estate industry since 1983. Mr. Sabey is a graduate of McGeorge School of Law and the University of Utah.

  M. Scott Collins has served as Vice President--Chief Financial Officer and Treasurer since May 1997. From November 1992 through May 1997, Mr. Collins served as Vice President--Finance and Administration, Chief Financial Officer and Secretary of Park City Group, Inc., (a software development company). Prior to his employment with Park City Group, Mr. Collins worked as a senior manager for Price Waterhouse where he was also involved with the real estate industry. Mr. Collins is a certified public accountant and is a graduate of Brigham Young University.

BOARD OF DIRECTORS

  Warren P. King has been a Director since the formation of the Company and was appointed Vice Chairman of the Board of Directors in August 1994. Prior to the formation of the Company, Mr. King served as Vice Chairman of the Board of Directors and Chairman of the Finance Committee of Fairfax beginning in 1977, and has been involved in the real estate industry since 1974. He is the President and Chief Executive Officer and director of Alta Industries--Utah, Ltd. Mr. King is also a director of A.T.S. Industrial Supply (an industrial tool and supply distributor). He is a certified public accountant and is a graduate of Stevens Henager Business College.

  James A. Anderson has been a Director since the formation of the Company. From April 1978 to March 1993, Mr. Anderson was the Chairman of the Board of Directors of the State of California Mining and Geology Board. He also was the Executive Vice President of Fulcrum Management, Inc. (a public and private natural resource venture capital investment company) from 1987 to 1991, and was a director of Venture Trident Ltd. Partnership (the parent company of Fulcrum Management, Inc.). He also served as a director of Homestake Mining Company from 1980 to 1987 and as Executive Vice President from 1979 to 1987. Mr. Anderson received his bachelor's degree in geological engineering from the University of Utah, a masters degree in mining geology and a doctorate degree in economic geology from Harvard University and a degree in business administration from the Stanford University Executive Program.

  Sam W. Souvall has been a Director since the formation of the Company. Since 1979, Mr. Souvall has been Chairman of the Board of Alta Industries--Utah, Ltd. and, from 1970 to 1978, was President and Chief Executive Officer of that company. From 1972 to 1984, Mr. Souvall served as a director of Valley Bank & Trust Company and as Chairman of the Board of Directors from 1984 to 1988. Mr. Souvall also served as Chairman of the Board of Directors of Utah Bancorporation from 1980 to 1988, and as President and Chief Executive Officer of Souvall Bros. Intermountain Wholesalers from 1946 to 1969.

  Allen P. Martindale has been a Director since the formation of the Company. Since 1988, Mr. Martindale has served as the President of A.P.M. Associates (a management consulting firm). Mr. Martindale has served as a director of Smith's Food and Drug Center, Inc. (a retail food and drug store) since 1970 and served such company in several senior executive capacities since that date, including Chairman of the Board of Directors and Chief Executive Officer. He also served as President and Chief Executive Officer of Arden-Mayfair from 1964 to 1970. Mr. Martindale is a certified public accountant and a graduate of the University of California at Los Angeles.

  Albert Sussman has been a Director since the formation of the Company. Since January 1985, Mr. Sussman has been the Senior Advisor and a lifetime member of the Board of Trustees of the International Council of Shopping Centers, an organization of which he had previously served as executive head for 28 years. From 1987 to 1988, Mr. Sussman was consultant to LaSalle Partners (a national firm which specializes in the management and investment of real estate properties held by major corporations) and he also was a consultant to Kimco Realty Corporation (a public company owning/managing small and medium-size shopping centers). Mr. Sussman is a graduate of the City College of New York.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Notes offered hereby constitute a series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to the Indenture, as supplemented by the First Supplemental Indenture, each dated as of March 11, 1998, between the Operating Partnership and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and Trust Indenture Act for a statement thereof. Copies of the Indenture and the Global Note (as hereinafter defined) are available for inspection at the office of the Trustee located at 450 West 33rd Street, New York, New York 10001. As used in this section, the "Operating Partnership" refers to Price Development Company, Limited Partnership and the "Company" refers to JP Realty, Inc., in each case, exclusive of their respective subsidiaries and affiliates.

  The Notes will be senior unsecured obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to secured and unsecured indebtedness and other liabilities of the Operating Partnership's Subsidiaries. As of December 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," mortgages and other secured indebtedness of the Operating Partnership and its Subsidiaries aggregated approximately $155.8 million (of which $14.8 million was secured indebtedness of the Operating Partnership and $141.0 million was secured indebtedness of its Subsidiaries) and unsecured and unsubordinated indebtedness of the Operating Partnership aggregated approximately $128.8 million (all of which was unsecured indebtedness of the Operating Partnership). See "Capitalization" and "Use of Proceeds." Subject to certain limitations set forth in the Indenture and other instruments governing the rights of holders of its outstanding indebtedness, including the restrictions described under "Certain Covenants" below, the Indenture will permit the Operating Partnership and its Subsidiaries to incur additional secured and unsecured indebtedness.

  The Notes will mature on March 11, 2008 (the "Maturity Date"). The Notes are subject to redemption at the Operating Partnership's option prior to their Maturity Date, in whole or in part, at any time, and from time to time, at the Redemption Price. See "Optional Redemption" below. The Notes will be issued only in fully registered, book-entry form without coupons, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "--Book-Entry System."

  Except as described under "Certain Covenants" below and under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying Prospectus, the Indenture does not contain any provision that would limit the ability of the Operating Partnership or its Subsidiaries to incur additional indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of them, (ii) a change of control of the Operating Partnership or the Company or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying Prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. Neither the Operating Partnership nor the management of the Operating Partnership or the Company have any present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership. In addition, certain restrictions on ownership and transfer of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change in control.

PRINCIPAL AND INTEREST

  The Notes will bear interest at a rate of 7.29% per annum from the date of issuance or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each March 11 and September 11 (each, an "Interest Payment Date"), commencing September 11, 1998, and on the Maturity Date, to the persons (the "Holders") in whose names the Notes are registered in the security register at the close of business on the date 15 calendar days prior to such Interest Payment Date (each, a "Regular Record Date") regardless of whether such day is a Business Day (as defined below). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Installments of principal of $250 will be paid on each $1,000 principal amount of the Notes outstanding on each March 11 (each, a "Principal Payment Date"), commencing on March 11, 2005. The maximum aggregate principal payment on each Principal Payment Date shall equal $25.0 million.

  In each case, principal on the Notes will be payable to the Holders in whose names the Notes are registered in the security register at the close of business on the date 15 calendar days prior to such Principal Payment Date regardless of whether such day is a Business Day.

  The weighted average life of the Notes (as to all distributions of principal) will be 8.5 years. The weighted average life of the Notes for this purpose equals the number of years obtained by (i) multiplying the amount of each payment of principal of the Notes by the number of years which will elapse between the date of issuance and such payments, (ii) adding the products obtained under clause (i), and (iii) dividing such sum by $100.0 million.

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday or legal holiday, on which banking institutions in The City of New York are open for business.

OPTIONAL REDEMPTION

  The Notes are subject to redemption at the option of the Operating Partnership, in whole or in part at any time, and from time to time, at a redemption price (the "Redemption Price") equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date and (ii) the Make-Whole Amount, if any.

  If notice has been given as provided in the Indenture and funds for the redemption of the Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

  Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for such Notes, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

  If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and their redemption date. The Trustee shall select, pro rata, by lot or in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the authorized denomination of $1,000 or in any integral multiple thereof.

  As used herein:

  "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes being so redeemed or accelerated, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made), from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid, as calculated and certified by the Operating Partnership to the Trustee in an Officers' Certificate.

  "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership in an Officers' Certificate to the Trustee.

CERTAIN COVENANTS

  Reference is made to the section entitled "Description of Debt Securities" in the accompanying Prospectus for a description of certain covenants applicable to the Notes. In addition to the foregoing, the following covenants of the Operating Partnership will apply to the Notes for the benefit of the Holders.

  Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication)
(i) the Adjusted Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the fiscal quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Adjusted Total Assets from the end of such quarter, including, without limitation, any increase in Adjusted Total Assets caused by the incurrence of such additional Debt (such increase together with the Adjusted Total Assets shall be referred to as the "Currently Adjusted Total Assets").

  Limitations on Incurrence of Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Currently Adjusted Total Assets.

  Debt Service Coverage. In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership and its Subsidiaries will maintain a ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred of not less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation under this subsection (ii) or subsection (i) above, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) any increase or decrease in Adjusted Total Assets, or any other acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, had occurred at the beginning of such period, in each case with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period of less than such four-quarter period shall be annualized for such four-quarter period.

  For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

  Maintenance of Unencumbered Currently Adjusted Total Assets. The Operating Partnership shall maintain at all times Unencumbered Currently Adjusted Total Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis. After giving effect to the Offering and the application of the net proceeds therefrom, the Operating Partnership's Unencumbered Currently Adjusted Total Assets will be equal to 266.75% of the aggregate principal amount of all outstanding Unsecured Debt of the Operating Partnership and its Subsidiaries.

  The foregoing covenants do not restrict the Operating Partnership from refinancing existing Debt, provided that the outstanding principal amount of such Debt is not increased.

  Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep all of their respective insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies.

  Maintenance of Properties. The Operating Partnership will cause all of its respective properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from selling or otherwise disposing of for value its properties in the ordinary course of business.

  Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or upon the income, profits or property of the Operating Partnership and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Provision of Financial Information. The Operating Partnership will within 15 days of each of the respective dates on which the Operating Partnership is required to file documents pursuant to Sections 13(a) or 15(d) of the Exchange Act (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports and quarterly reports which the Operating Partnership is required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act. If the Operating Partnership is no longer required to file such documents with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, the Operating Partnership will provide copies of documents containing comparable financial information concerning the Operating Partnership in the manner and within the times set forth in the preceding sentence.

  As used herein:

  "Adjusted Total Assets" as of any date means the sum of (i) $296.1 million, which represents the amount determined by multiplying the sum of the shares of Common Stock of the Company and the OP Units of the Operating Partnership not held by the Company issued in connection with the Company's initial public offering on January 21, 1994 (the "IPO") by the IPO price ($17.50), (ii) $106.7 million, which represents the principal amount of outstanding Debt of the Operating Partnership on the date of the IPO and (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value of any OP Units issued in connection therewith) or developed or capital improvements incurred after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted in the case of (i), (ii) and
(iii) for the proceeds of any real estate assets disposed of by the Operating Partnership. On a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," as of December 31, 1997, the Operating Partnership's Adjusted Total Assets were $718.1 million.

  "Annual Debt Service Charge" means the amount which was payable in the four consecutive fiscal quarters most recently ended for interest on Debt.

  "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted for (i) Consolidated Interest Expense, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization of Debt discount, (iv) provisions for gains and losses on properties, (v) depreciation and amortization, (vi) the effect of any non-cash charge resulting from a change in accounting principles, (vii) charges for early extinguishment of Debt, less amounts which have been added in determining Consolidated Net Income during such period, and (viii) amortization of deferred charges.

  "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of Debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities), but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such Debt issuance costs that are capitalized, all determined in accordance with GAAP.

  "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Currently Adjusted Total Assets" means Adjusted Total Assets as of the end of the fiscal quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Exchange Act, with the

Trustee) prior to the incurrence of such additional Debt and the increase in Adjusted Total Assets from the end of such quarter, including, without limitation, any increase in Adjusted Total Assets caused by the incurrence of such additional Debt.

  "Debt" means any indebtedness of the Operating Partnership or any Subsidiary whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar interest instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or any of its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary).

  "Intercompany Debt" means indebtedness owed by the Company, the Operating Partnership or any Subsidiary solely to the Company, the Operating Partnership or any Subsidiary.

  "Secured Debt" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure Debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

  "Senior Executive Group" means, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer or any Vice President of the Company.

  "Subsidiary" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Operating Partnership, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Operating Partnership, the Company, any other Subsidiary and/or more individuals of the Senior Executive Group (or, in the event of death or disability of any such individuals, his/her respective legal representative(s)), or such individual's successors in office as an officer of the Company and (ii) any other entity (other than the Company) the accounts of which are consolidated with the accounts of the Operating Partnership.

  "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

  "Unencumbered Currently Adjusted Total Assets" means Currently Adjusted Total Assets minus the value of any properties of the Operating Partnership and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any capital stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each of the 38 Properties owned by the Operating Partnership at the time of the IPO shall be determined by reference to each such Property's contribution to net operating income of the Operating Partnership at the time of the IPO and the value of each Property acquired since the IPO shall be equal to the purchase price or cost of each such acquired Property.

  "Unsecured Debt" means Debt that is not Secured Debt.

  Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company, as general partner of the Operating

Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of the Notes consent to such waiver. The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, including with respect to each of the covenants described in this Prospectus Supplement and in the accompanying Prospectus.

EVENTS OF DEFAULT

  In addition to the "Events of Default" described under "Description of Debt Securities--Events of Default, Notice and Waiver" in the accompanying Prospectus, the Indenture provides that any default in the payment of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured having an aggregate principal amount exceeding $10.0 million, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled, will be an Event of Default with respect to any series of Debt Securities issued thereunder.

BOOK-ENTRY SYSTEM

  The following are summaries of certain rules and operating procedures of The Depository Trust Company ("DTC") that affect the payment of principal and interest and transfers of interests in the single fully registered global note in book-entry form, without coupons (the "Global Note"). The Notes will be issued in the form of the Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, the Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

  Ownership of beneficial interests in the Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Upon the issuance of the Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. The accounts to be credited will be designated by the Underwriters (as defined below). Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) and its participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

  So long as DTC or its nominee is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder of record under the Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of Holders or if an owner of a beneficial interest in the Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize the beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal of, or premium or Make-Whole Amount, if any, and interest on Notes represented by the Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Operating Partnership, the Trustee or any other agent of the Operating Partnership or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership of interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Operating Partnership expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Operating Partnership also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customer practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If DTC is at any time unwilling or unable to continue as depositary for the Notes or ceases to be eligible under applicable law, and the Operating Partnership fails to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, the Operating Partnership will issue the Notes in definitive form in exchange for the Global Note. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any of the Notes represented by one or more Global Notes and, in such event, will issue Notes in definitive form in exchange for all of the Global Note or Global Notes representing such Notes. Any Notes issued in definitive form in exchange for the Global Note will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee.

  DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

  The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

TRUSTEE

  The Chase Manhattan Bank or its affiliates may from time to time perform other services for the Company and the Operating Partnership in the normal course of business.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the purchase agreement (the "Purchase Agreement"), the Operating Partnership has agreed to sell to each of the underwriters named below (collectively, the "Underwriters"), and each of the Underwriters have severally agreed to purchase from the Operating Partnership, the respective principal amount of the Notes set forth opposite its name below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                    PRINCIPAL
     UNDERWRITERS                                                AMOUNT OF NOTES
     ------------                                                ---------------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated...............................................  $ 70,000,000
Goldman, Sachs & Co. ...........................................     7,500,000
Lehman Brothers Inc. ...........................................     7,500,000
Morgan Stanley & Co. Incorporated...............................     7,500,000
UBS Securities LLC..............................................     7,500,000
                                                                  ------------
Total...........................................................  $100,000,000
                                                                  ============

  The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .3875% of the principal amount thereof. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of .25% of the principal amount thereof on sales to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

  The Operating Partnership and JP Realty have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Notes are a new issue of securities with no established trading market. The Operating Partnership has not applied for and does not intend to apply for listing of the Notes on any securities exchange. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in any of the Notes and may discontinue market-making at any time without notice at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of, or the trading market for, the Notes.

  Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters will be permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Underwriters create a short position in the Notes in connection with the Offering (i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Operating Partnership nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

In addition, neither the Operating Partnership nor the Underwriters makes any representation that they will engage in such transactions or that such transactions, once commenced, will be discontinued without notice.

  Certain of the Underwriters and their respective affiliates have provided from time to time, and expect to provide, investment banking and financial advisory services for, and/or have normal banking relationships with, the Company and the Operating Partnership and their affiliates, for which they receive customary compensation.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for the Operating Partnership by Rogers & Wells LLP, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Rogers & Wells LLP will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

PROSPECTUS
                                 $400,000,000

                                JP REALTY, INC.

             COMMON STOCK, PREFERRED STOCK, COMMON STOCK WARRANTS,
                       DEPOSITARY SHARES AND GUARANTEES

                          PRICE DEVELOPMENT COMPANY,

                              LIMITED PARTNERSHIP

                                DEBT SECURITIES

  JP Realty, Inc., a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) shares of its common stock, par value $.0001 per share (the "Common Stock"); (ii) shares or fractional shares of its preferred stock, par value $.0001 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts; or (iii) warrants to purchase Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $200,000,000. Price Development Company, Limited Partnership, a Maryland limited partnership and a majority-owned subsidiary of the Company (the "Operating Partnership"), may from time to time offer in one or more series unsecured non-convertible investment grade debt securities or other non-convertible debt securities which will be fully and unconditionally guaranteed by the Company (any such debt securities being referred to herein as "Debt Securities" and any such guarantees being referred to herein as "Guarantees"), with an aggregate public offering price of up to $200,000,000. The Common Stock, Preferred Stock, Common Stock Warrants, Depositary Shares, Debt Securities and Guarantees (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price;
(iii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (v) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any Guarantees, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                                ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
               The date of this Prospectus is November 17, 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Following the sale of any Debt Securities hereunder by the Operating Partnership, the Operating Partnership may become subject to the informational requirements of the Exchange Act and, if so subject, will be required to file reports and other information with the Commission. The Company's and the Operating Partnership's Registration Statement on Form S-3 (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company or the Operating Partnership can be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Electronic filings of the Company made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's web site (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company may be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of the Registration Statement filed by the Company and the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                          FORWARD-LOOKING INFORMATION

  Certain information both included and incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or the Operating Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company or the Operating Partnership, are generally identifiable by use of the words "may,"

"will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company or the Operating Partnership include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in current and proposed market areas of the Company and the Operating Partnership and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company (Commission File No. 1-12560) which have been filed with the Commission are hereby incorporated by reference to this Prospectus.

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Annual Report on Form 10-K/A No. 2 filed November 14, 1997;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

  4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

  5.  The Company's Current Report on Form 8-K, dated January 22, 1997;

  6. The Company's Current Report on Form 8-K, dated June 30, 1997, as amended by the Current Report on Form 8-K/A filed November 10, 1997;

  7.  The Company's Current Report on Form 8-K, dated September 11, 1997; and

  8. The Company's Registration Statement on Form 8-A, dated November 15, 1993, which contains a description of the Common Stock, including any amendment or report filed for the purpose of updating such description.

  All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents.

  Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company and the Operating Partnership hereby undertake to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Requests should be directed to: JP Realty, Inc., 35 Century Park-Way, Salt Lake City, Utah 84115, Attn.: M. Scott Collins, Vice President--Chief Financial Officer and Treasurer, telephone number (801) 486-3911.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

  JP Realty, Inc., a Maryland corporation (the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") primarily engaged in the ownership, leasing, management, operation, development, redevelopment and acquisition of retail properties in Utah, Idaho, Colorado, Arizona, Nevada, New Mexico and Wyoming (the "Intermountain Region") as well as in Oregon, Washington and California. The Company was formed on September 8, 1993 to continue and expand the business, commenced in 1957, of certain companies affiliated with John Price, Chairman of the Board and Chief Executive Officer of the Company. Based on total gross leasable area, the Company owns and operates the largest retail property portfolio in the states of Utah, Idaho and Wyoming, and one of the largest in the Intermountain Region.

  As of November 1, 1997, the Company's portfolio was comprised of 46 retail properties (the "Properties"), including 14 enclosed regional malls, 24 community centers and two free-standing retail properties located in ten states and six mixed-use commercial properties located primarily in the Salt Lake City, Utah metropolitan area. As of that date, the Properties contained an aggregate of approximately 11.6 million square feet of total gross leasable area, of which approximately 9.7 million square feet was Company owned.

  All of the Properties or interests therein are held by, and all of the Company's business operations are conducted through, Price Development Company, Limited Partnership, a Maryland limited partnership (the "Operating Partnership"). As of November 1, 1997, the Company owned an approximate 83% controlling general partner interest in the Operating Partnership. As general partner of the Operating Partnership, the Company has unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the NYSE under the Symbol "JPR."

  The Company's management has an average of 23 years of experience in the ownership, leasing, management, operation, development, redevelopment and acquisition of regional malls, community shopping centers and other commercial properties. As of November 1, 1997, the Company had 448 employees, including a corporate staff of 77 individuals including senior management, and 371 property management personnel. The Company's and the Operating Partnership's executive offices are located at 35 Century Park-Way, Salt Lake City, Utah 84115, and their telephone number is (801) 486-3911.

                                USE OF PROCEEDS

  Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Company from the sale of the Offered Securities will be added to the working capital of the Company and will be available for the repayment of indebtedness, the financing of capital commitments, possible future acquisitions associated with the continued expansion of the Company's business and general corporate purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for (i) the nine months ended September 30, 1997 was 3.85x and (ii) the fiscal years ended December 31, 1996 and 1995, the year ended December 31, 1994 (which includes results of operations of the Company's predecessors, which consisted of a group of affiliated companies owned and controlled by John Price (the "Predecessor Companies"), for the period of January 1, 1994 through January 20, 1994) and the years ended December 31, 1993 and 1992 (which are based on the results of operations of the Predecessor Companies) was 3.64x, 3.47x, 3.19x, 1.19x and 1.09x, respectively. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock distributions are the same as the ratios of earnings to fixed charges.

  The ratios of earnings to fixed charges presented above were computed by dividing the Company's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before extraordinary item and minority interest of holders of units of limited partner interests in the Operating Partnership (the "OP Units"). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of deferred financing costs (including amounts capitalized).

  Prior to the completion of the Company's initial public offering on January 21, 1994 (the "IPO"), the Predecessor Companies operated in a highly leveraged manner utilizing traditional single-asset mortgage loans and construction loans as their principal source of outside capital. In connection with completion of the IPO, the Company reorganized the Predecessor Companies into a single consolidated entity and substantially deleveraged their asset base, resulting in a significantly improved ratio of earnings to fixed charges.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  Under the Company's Amended and Restated Articles of Incorporation (the "Charter"), the Company has authority to issue 200,000,000 shares of capital stock, par value $.0001 per share, with 124,800,000 of such shares designated as Common Stock. At November 1, 1997, the Company had outstanding 17,389,827 shares of Common Stock. In addition, the Company has reserved for issuance (i) 3,678,390 shares of Common Stock upon exchange of the OP Units; and (ii) 1,013,793 shares of Common Stock upon exercise of stock options that have been, or are available to be, granted under the Company's 1993 Stock Option Plan. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's Amended and Restated By-Laws (the "By-Laws"), which documents are exhibits to this Registration Statement.

TERMS

  Subject to the preferential rights of any other shares or series of capital stock, including, without limitation, the Company's Price Group Stock, par value $.0001 per share (the "Price Group Stock"), and to the provisions of the Charter regarding excess stock, par value $.0001 per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive distributions on shares of Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. Under the Charter, holders of shares of Price Group Stock are entitled to receive distributions at a rate per share equal to 80% of any distributions declared by the Board of Directors, out of assets legally available therefor, in respect of the Common Stock.

  Subject to the preferential rights of the Price Group Stock with respect to the election of directors and to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. No cumulative voting rights for the election of directors will attach to shares of Common Stock or Price Group Stock. For the period that John Price, his spouse and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing and any other entity now or hereafter controlled by any of the foregoing (collectively, the "Price Group") continues to hold a combined 10% or greater direct or indirect economic interest in the Operating Partnership, the holders of the Price Group Stock will elect two of the seven members of the Board of Directors and the holders of the Common Stock and Price Group Stock, voting together as a single class, will elect the remaining five members of the Board of Directors. After the combined direct or indirect economic interest held by the Price Group in the Operating Partnership falls below 10%, the holders of the Price Group Stock will not, as a class, be entitled to elect any of the members of the Board of Directors, but will vote together with the Common Stock, as a single class, to elect all seven members of the Board of Directors. In addition, any change in the size of the Board of Directors must be approved by a majority of the outstanding shares of the Price Group Stock.

  Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

  Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Charter provides that such transactions, with the exception of an amendment of the Charter (i) affecting certain changes relating to the Board of Directors or the terms of the Price Group Stock or (ii) to limit stockholder proposals and nominations, can be affected by a vote of a majority of the shares entitled to vote on such matters. With respect to the matters set forth in items (i) and (ii) above, the Charter provides that it may only be amended upon the affirmative vote of not less than 80% of the aggregate votes entitled to vote thereon.

  Provisions of the Charter described below under "Restrictions on Transfers of Capital Stock," together with other provisions of the Charter and the MGCL, may discourage a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

  For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Common Stock, Preferred Stock or Price Group Stock (collectively, the "Equity Stock") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Charter contains certain provisions restricting certain transfers of shares of Equity Stock and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding Equity Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  Under the Charter, the Company has authority to issue 200 million shares of capital stock, par value $.0001 per share, of which 124,800,000 shares have been designated as Common Stock, 200,000 of which have been designated as Price Group Stock and 75,000,000 of which have been designated as Excess Stock. As of the date hereof, none of the shares of capital stock has been designated as Preferred Stock. Under the Charter, shares of Common Stock or Excess Stock may be redesignated by the Board of Directors as Preferred Stock and, following such redesignation, may be issued from time to time, in one or more series of Preferred Stock, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter to fix for each series, subject to the provisions of the Charter regarding Price Group Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any articles supplementary to the Charter designating terms of a series of Preferred Stock (the "Articles Supplementary").

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1)the title and stated value of such Preferred Stock;
     (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;
     (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;
     (4) the date from which distributions on such Preferred Stock shall accumulate, if applicable;
     (5) the provision for a sinking fund, if any, for such Preferred Stock;
     (6) the provision for redemption, if applicable, of such Preferred
         Stock;
     (7) any listing of such Preferred Stock on any securities exchange;
     (8) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);
     (9) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;
    (10) a discussion of federal income tax considerations applicable to such Preferred Stock;
    (11) the relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;
    (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
    (13) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock or Price Group Stock of the Company and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and
(iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.

DISTRIBUTIONS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

  Distributions on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a distribution payable on a distribution payment date on any series of the Preferred Stock for which distributions are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

  If Preferred Stock of any series is outstanding, no distributions will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to distributions with the Preferred Stock of such series, all distributions declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to distributions with such Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock does not have a cumulative distribution) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Stock of such series that may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for the then current distribution period, no distributions (other than in shares of Common Stock, Price Group Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, Price Group Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation).

  Any distribution payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series that remain payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The applicable Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative distribution, full cumulative distributions on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if a series of Preferred Stock does not have a cumulative distribution, full distributions on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of such series of Preferred Stock (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, Price Group Stock, Excess Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative distributions for prior distribution periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock; and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

  The provisions contained in the Company's Charter restricting certain transfers of shares of Equity Stock and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding Equity Stock will effect any shares of Preferred Stock that may from time to time be issued by the Company. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants to which any Prospectus Supplement may relate. The statements below describing the Common Stock Warrants and the applicable Warrant Agreements are in all respects subject to and qualified in their entirety by any further terms and provisions that may be set forth in any applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

    (1)  the title of such Common Stock Warrants;

    (2)  the aggregate number of such Common Stock Warrants;

    (3) the price or prices at which such Common Stock Warrants will be issued;

    (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants;

    (5) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security;

    (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable;

    (7) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased;

    (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

    (9) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time;

    (10) information with respect to book-entry procedures, if any;

    (11) a discussion of certain federal income tax considerations; and

    (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

  Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of Common Stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or calculable from, the applicable Prospectus Supplement relating to the offered Common Stock Warrants. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of Common Stock, including the right to receive payments of distributions, if any, on such Common Stock, or to exercise any applicable right to vote. After the close of business on the expiration date of any series of Common Stock Warrants (or such later date to which such expiration date may be extended by the Company), unexercised Common Stock Warrants will become void.

  Common Stock Warrants may be exercised by delivering to the Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the Common Stock purchasable upon such exercise and otherwise by following the procedures specified in such Prospectus Supplement.

  The Warrant Agreements may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

  Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DISTRIBUTIONS

  A Preferred Stock Depositary will be required to distribute all cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

  Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

  From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with any applicable law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with receipts to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF A PREFERRED STOCK DEPOSITARY

  A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

  A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued by the Operating Partnership. The Debt Securities will be either (i) non-convertible investment grade Debt Securities or (ii) non-convertible Debt Securities that are fully and unconditionally guaranteed by, and are accompanied by Guarantees of, the Company. The Debt Securities will be issued pursuant to an indenture (the "Indenture"), between the Operating Partnership and a trustee (a "Trustee"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time and is available for inspection as described above under "Available Information." The Indenture will be dated as of a date prior to the issuance of the Debt Securities to which it relates. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Operating Partnership and, unless subordinated (see "--Subordination" below), will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time, in or pursuant to authority granted by a resolution of the Board of Directors of the Company (the "Board of Directors") on behalf of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided in the Indenture, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms thereof and of the Guarantees, if any, relating to such Debt Securities, including, where applicable, the following:

    (1) the title of such Debt Securities, whether such are senior Debt Securities or subordinated Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of 12 months consisting of 30 days each;

     (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

     (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

     (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

    (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

    (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or any modification thereof;

    (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (17) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

    (18) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (19) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

    (20) any other terms of such Debt Securities or of any Guarantees issued concurrently with such Debt Securities not inconsistent with the provisions of the Indenture.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, the federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as described under "--Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or any affiliate of any such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's capital stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provisions providing event risk or similar protection.

  Reference is made to "--Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors on behalf of the Operating Partnership or by the Trustee unless the holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "--Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially at the address which will be set forth in the applicable Prospectus Supplement, provided that, at the option of the Operating Partnership payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as registered securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as registered securities and there is no publication, the day of the mailing of the relevant notice of redemption,
(ii) to register the transfer or exchange of any registered security to be redeemed in whole or in part, except, in the case of any registered security to be redeemed in part, the portion thereof not to be redeemed, (iii) to exchange any bearer security so selected for redemption except that such a bearer security may be exchanged for a registered security of that series and like tenor, provided that such registered security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

  The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) either the Operating Partnership shall be the continuing entity or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest, if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

  Payment of Taxes and Other Claims. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Additional Covenants. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in such Indenture; (v) default in the payment of an aggregate principal amount exceeding a specified dollar amount of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary (as hereinafter defined) or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

  The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities at the respective due dates thereof.

  Subject to provisions in the Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities or series of outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or
(vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

  The Indenture provides that the holders of not less than a majority in principal amount of a series of outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture.

  Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes:
(i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect;
(v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities or of any applicable Guarantees, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

  The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by a Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case, upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities for that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

  The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the holders of such Debt Securities while default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such Debt Securities following an Event of Default, and provisions requiring holders of such Debt Securities to remit certain payments to holders of senior indebtedness. If this Prospectus is being delivered in connection with a series of Debt Securities, which by its terms are subordinated to other indebtedness of the Operating Partnership, the applicable Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of such other indebtedness outstanding at the end of the Operating Partnership's most recent fiscal quarter. If the applicable Prospectus Supplement relates to Debt Securities that are guaranteed by the Company, the terms and conditions, if any, upon which such guarantee may be subordinated to other indebtedness of the Company will also be set forth.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Operating Partnership may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  The Indenture provides that, if certain provisions thereof are made applicable to the Debt Securities of or within a series pursuant to such Indenture, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under certain sections of such Indenture (including the restrictions described under "--Certain Covenants") and, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units of composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service ("IRS") or a change in applicable federal income tax law occurring after the date of the Indenture.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of the Government Obligations evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the European Currency Unit (the "ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or, (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to certain sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

GUARANTEES

  If the Operating Partnership issues any Debt Securities that are rated below investment grade at the time of issuance, the Company will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of or premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. See "--Subordination." The applicability and terms of any such Guarantees relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by a depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Global Securities, and certain limitations and restrictions relating to a series of bearer Global Securities, will be described in the applicable Prospectus Supplement relating to such series.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding Equity Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such Equity Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year.

  The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code (or by virtue of being deemed part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act), more than 5% of the number or value of the issued and outstanding shares of the Company (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors is presented that such Ownership Limit will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and undertakings from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  If shares of Equity Stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the Equity Stock. Shares issued or transferred that would cause any stockholder to own more than the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code will be exchanged automatically for shares of Excess Stock. All Excess Stock will be transferred, without action by the stockholder, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the Excess Stock is ultimately transferred. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by the Company, except upon liquidation. The intended transferee (provided he does not make a profit from the transfer) may, at any time the Excess Stock is held by the Company in trust, transfer the Excess Stock to any individual whose ownership of such Excess Stock would be permitted under the Ownership Limit provision and would not cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become to become "closely held" under Section 856(h) of the Code, at which time the Excess Stock would automatically be exchanged for Common Stock. In addition, the Company has the right, for a period of 90 days, beginning on the later of the date of the transfer that caused the exchange for Excess Stock and the date the Board has knowledge of the transfer, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the Equity Stock by the intended transferee and the closing market price for the Equity Stock on the date the Company exercises its option to purchase.

  The Charter provides that these restrictions will not preclude the settlement of transactions entered into through the facilities of the NYSE.

  Each stockholder who owns, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Equity Stock (or 1% if there are fewer than 2,000 stockholders) must give written notice to the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Charter excludes from the Ownership Limit the Price Group, which would exceed the Ownership Limit as a result of the exchange of its OP Units for Common Stock. Some members of the Price Group may also acquire additional shares of Common Stock through the Company's 1993 Stock Option Plan, but in no event will such persons be entitled to acquire additional shares such that the five largest beneficial owners of the Company's shares of Equity Stock hold more than 50% of the total outstanding shares of Equity Stock.

  In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

                             PLAN OF DISTRIBUTION

  The Company and/or the Operating Partnership, as the case may be, may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Common Stock by the Company may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership, as the case may be, may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

  Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

  In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Securities may not simultaneously engage in market making activities with respect to the Offered Securities for a period of two business days prior to the commencement of such distribution.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF THE OPERATING PARTNERSHIP

OVERVIEW

  The following discussion should be read in conjunction with the Consolidated Financial Statements of the Operating Partnership and the Notes thereto appearing elsewhere herein.

  The Operating Partnership is primarily engaged in the ownership, leasing, management, operation, development, redevelopment and acquisition of retail properties in the Intermountain Region, as well as in Oregon, Washington and California. At September 30, the Operating Partnership's portfolio consists of 46 Properties, including 14 enclosed regional malls, 24 community centers, two freestanding retail properties and six mixed-use commercial properties. The Operating Partnership's financial condition and results of operations were positively impacted by the Operating Partnership's August 13, 1997 opening of Spokane Valley Mall, June 30, 1997 acquisition of Visalia Mall, June 1, 1997 acquisition of Silver Lake Mall, the 1996 acquisition of the Grand Teton Mall, the 1995 acquisition of two regional malls, Eastridge Mall and Animas Valley Mall, and one community center, Cottonwood Square. The Operating Partnership's acquisition and development activities added a combined 3,220,000 square feet of Gross Leasable Area ("GLA") to the retail portfolio and 305,000 square feet of GLA to the commercial portfolio during 1995, 1996 and through September 30, 1997.

  The Company is a fully integrated, self-administered and self-managed REIT. The Company completed an additional public offering in August 1995, raising approximately $56.4 million in gross proceeds through the sale of 2,750,000 shares of its Common Stock. An additional public offering was completed in January 1997, raising approximately $40.7 million in gross proceeds through the sale of 1,500,000 shares of Common Stock. The Company purchased units of limited partner interest ("OP Units") in the Operating Partnership with the proceeds from these offerings. The Operating Partnership issued 2,750,000 OP Units in 1995 and 1,500,000 OP Units in 1997 from these transactions.

  During 1995, the Operating Partnership obtained a $50 million credit facility (the "1995 Credit Facility") to fund working capital and property acquisition, expansion and development activities. On January 22, 1996, the Operating Partnership obtained an additional $25 million credit facility (the "1996 Credit Facility," together with the 1995 Credit Facility, the "Credit Facilities"). In October 1997, the Operating Partnership replaced the Credit Facilities with a new $150 million credit facility (the "1997 Credit Facility").

RESULTS OF OPERATIONS

  The financial statement results presented for the period January 21, 1994 through December 31, 1994 reflect a 345 day period and are not indicative of the Operating Partnership's performance on an annual basis. In order to show annualized results, the Operating Partnership has combined its 1994 operations with the 20 day period from January 1, 1994 to January 20, 1994 operations of its Predecessor Companies to compare it to the full year ended December 31, 1995. The Operating Partnership believes presentation in this manner provides a more meaningful discussion of year-to-year results.

 Comparison of nine months ended September 30, 1997 to nine months ended September 30, 1996

  Total revenues for the nine months ended September 30, 1997 increased $4,919,000 or 9% to $58,765,000 as compared to $53,846,000 in 1996. This increase is primarily attributable to a $3,321,000 or 9% increase in minimum rents to $41,761,000 as compared to $38,440,000 in 1996. Additionally, other income increased $370,000 due to development and leasing fees relating to the opening of the Spokane Valley Mall.

  The increase in minimum rents was primarily due to the April 1996 acquisition of the Grand Teton Mall, the June 1997 acquisitions of Silver Lake Mall and Visalia Mall and the August 13, 1997 opening of Spokane Valley Mall offset somewhat by certain unexpected vacancies in the retail and commercial properties.

  Recoveries from tenants increased $1,385,000 or 12% to $12,911,000 as compared to $11,526,000 in 1996. Operating and maintenance increased $840,000 or 10% and real estate taxes and insurance increased $81,000. These increases are mainly due to the 1996 acquisition of Grand Teton Mall property and the June 1997 acquisitions of Silver Lake Mall and Visalia Mall. Grand Teton Mall, Silver Lake Mall, Visalia Mall and Spokane Valley Mall had tenant recoveries of $1,286,000 and operating and maintenance, real estate taxes and insurance of $1,330,000. Recoveries from tenants as a percentage of property operating expenses for the nine months ended September 30, 1997 were 84% compared to 80% in 1996.

  General and administrative expenses increased $234,000 or 6% to $4,014,000 as compared to $3,780,000. The main increase is the result of increased payroll costs from additional personnel added to support the Company's growth.

  Depreciation and amortization increased $653,000 or 7% to $9,576,000 as compared to $8,923,000 in 1996. This increase is primarily due to the acquisitions of Grand Teton Mall, Silver Lake Mall, Visalia Mall, the opening of the Spokane Valley Mall and tenant allowances given on existing GLA.

  Interest expense increased $204,000 or 4% to $5,899,000 as compared to $5,695,000 in 1996. This increase was primarily a result of borrowings to acquire Silver Lake Mall, Visalia Mall and borrowings to construct Spokane Valley Mall. The increase is offset by interest in 1996 on Grand Teton Mall purchase. The debt was repaid in February 1997.

  Net income increased $2,867,000, or 17%, to $19,942,000 as compared to $17,075,000 in 1996. The increase is mainly due to the items discussed above namely the acquisitions of Grand Teton Mall, Silver Lake Mall and Visalia Mall, and the opening of the Spokane Valley Mall. Additionally, net income was increased by the gain on sales of real estate (Arctic Circle Granger) at a gain of $339,000 as compared to gain on sales of real estate in 1996 of $94,000.

 Comparison of year ended December 31, 1996 to year ended December 31, 1995

  For the year ended December 31, 1996, net income increased $5,769,000, or 25%, when compared to the year ended December 31, 1995. The improvement in operations was primarily attributable to the following factors: an increase in minimum rents of $8,807,000; an increase in percentage and overage rents of $596,000; and an increase in recoveries from tenants of $3,305,000. These increases were offset by a decrease in interest and other income of $709,000; an increase in operating expenses of $3,801,000; an increase in general and administrative expense of $215,000; and an increase in interest expense of $1,153,000. These were also offset by an increase in depreciation and amortization of $451,000.

  Total revenues for the year ended December 31, 1996 increased $11,999,000, or 20%, to $72,949,000 as compared to $60,950,000 in 1995. This increase is primarily attributable to an $8,807,000, or 20%, increase in minimum rents to $52,447,000 as compared to $43,640,000 in 1995. Additionally, percentage and overage rents increased $596,000, or 17%, to $4,061,000 as compared to $3,465,000 in 1995.

  The April 1996 acquisition of the Grand Teton Mall, the June 1995 acquisitions of the Eastridge Mall and the Animas Valley Mall and the December 1995 acquisition of Cottonwood Square contributed a combined $6,915,000 to the minimum rent increase and $459,000 to the percentage and overage rent increase in 1996.

  Recoveries from tenants increased $3,305,000, or 27%, to $15,557,000 as compared to $12,252,000 in 1995. Property operating expenses, including operating and maintenance and real estate taxes and insurance increased $3,014,000, or 35%, and $787,000, or 11%, respectively. These increases are mainly due to the 1995 and 1996 property acquisitions. Recoveries from tenants as a percentage of property operating expenses were 80% in 1996, compared to 79% in 1995.

  Interest expense increase $1,153,000, or 17%, to $7,776,000 as compared to $6,623,000 in 1995. This increase resulted from additional borrowings used to acquire the Grand Teton Mall in April 1996.

  Depreciation increased $620,000, or 6%, to $10,230,000 as compared to $9,610,000 in 1995. This increase is primarily due to the 1995 and 1996 property acquisitions and the development of additional GLA at the Properties.

 Comparison of year ended December 31, 1995 to the combined year ended December 31, 1994

  For the year ended December 31, 1995, income before extraordinary item increased by $4,288,000, or 23%, when compared to the year ended December 31, 1994. The improvement in operations was primarily attributable to the following factors: an increase in minimum rents of $5,949,000; an increase in percentage and overage rents of $709,000; an increase in recoveries from tenants of $1,854,000; a decrease in interest income of $168,000; an increase in operating and maintenance expenses of $2,406,000; and a decrease in interest expense of $76,000. These amounts were offset by an increase in depreciation and amortization of $2,364,000.

  Minimum rents increased in 1995 by $5,949,000, or 16%. The increase was primarily attributable to leasing of existing vacant spaces, higher minimum rents on lease renewals and the acquisition of the Woodlands Village Shopping Center on October 19, 1994, and Eastridge Mall and Animas Valley Mall on June 30, 1995, which acquisitions contributed minimum rents of $3,996,000.

  Percentage and overage rents increased in 1995 by $709,000, or 26%. The increase was primarily attributable to increased sales by tenants paying percentage rents and additional percentage rents paid by tenants of Eastridge Mall and Animas Valley Mall.

  Recoveries from tenants increased in 1995 by $1,854,000, or 18%, while operating and maintenance expenses in 1995 increased by $2,406,000, or 13%. Property operating expenses that are incurred by the Operating Partnership are generally passed through to the tenants of each Property in the form of common area charges.

  Interest expense decreased in 1995 by $76,000, or 1%. This decrease was primarily attributable to the retirement of debt during 1995 with proceeds from the August 1995 additional public offering and other existing cash balances.

  Depreciation and amortization expense increased in 1995 by $2,364,000, or 26%, due primarily to the amortization of capitalized costs associated with the 1995 Credit Facility, additional depreciation related to the acquisition of Eastridge Mall and Animas Valley Mall and the write-off of capitalized tenant allowances for vacating tenants.

LIQUIDITY AND CAPITAL RESOURCES

  The Operating Partnership's principal uses of its liquidity and capital resources have historically been for distributions, property development, expansion and renovation programs and debt repayment. The Operating Partnership declared quarterly distributions aggregating $1.695 per OP Unit in 1996 and aggregating $1.305 for the first three quarters of 1997. Future distributions will be determined based on actual results of operations and cash available for distribution.

  The Operating Partnership's principal source of liquidity is its cash flow from operations generated from its real estate investments. As of September 30, 1997, the Operating Partnership's cash and restricted cash amounted to approximately $5.3 million. In addition to its cash and restricted cash, unused capacity under its $50.0 million and $25.0 million Credit Facilities totaled $7.5 million as of September 30, 1997. The 1997 Credit Facility increased the Company's unused capacity to $65.0 million. On January 28, 1997, the Company completed an additional public offering of 1,500,000 shares of common stock, raising approximately $40.7 million in gross proceeds. The net proceeds of approximately $38.8 million were contributed to the Operating Partnership in exchange for OP Units and used to pay costs of the offering and to reduce outstanding borrowings under the Credit Facilities by approximately $38.6 million.

  The Operating Partnership's principal long-term capital requirements will be the repayment of principal on the $95 million mortgage debt, which matures in 2001 and which may require principal payments in an amount necessary to reduce the debt to $83.1 million as of January 21, 2000, and to retire outstanding balances under the 1997 Credit Facility which is due in 2000.

  On July 30, 1996, Spokane Mall Development Company, a consolidated partnership, of which the Operating Partnership is the General Partner, entered into a $50.0 million construction facility to fund the development and construction of the Spokane Valley Mall. The construction loan has a three-year term with an optional two-year extension and is secured by the Spokane Valley Mall and guaranteed by the Operating Partnership. There are various interest rates used to calculate interest which vary given the amount of borrowing outstanding. The various interest rates ranged from 6.88 to 8.25 percent during 1996. Borrowings outstanding at September 30, 1997 on this loan were $36.3 million.

  The Operating Partnership is also developing an enclosed regional mall in Provo, Utah. The Provo project will also represent a future long-term capital need for the Operating Partnership. The Operating Partnership expects to fund this project through advances under the 1997 Credit Facility in combination with construction financing. The availability of financing and the status of other projects will influence the Operating Partnership's decision to proceed with, and the pace of, the Provo development.

  The Operating Partnership is also contemplating the expansion and renovation of several of its existing properties, additional development projects and acquisitions as a means to expand its portfolio. Exclusive of construction and development, capital expenditures (both revenue and non-revenue enhancing) for the existing Properties are budgeted in 1997 to be approximately $4,200,000. The Operating Partnership does not expect to generate sufficient funds from operations to meet these long-term capital needs and intends to finance these costs primarily through advances under the 1997 Credit Facility, together with alternative funding sources, including public and private offerings of equity and debt.

  The Operating Partnership intends to incur additional borrowings in the future in a manner consistent with its policy of maintaining a ratio of debt-to-total market capitalization of less than 50%. The Operating Partnership's ratio of debt to total market capitalization was approximately 28% at September 30, 1997.

INFLATION

  Inflation has remained relatively low during the past three years and has had minimal impact on the operating performance of the Properties. Nonetheless, 93% of the retail tenants' leases contain provisions designed to protect the Operating Partnership from the impact of inflation. Such provisions include clauses enabling the Operating Partnership to receive percentage rents based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rents during the terms of the leases. In addition, many of the leases are for terms less than ten years, which may enable the Operating Partnership to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below then-existing market rates. Substantially all of the leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation.

  However, inflation may have a negative impact on some of the Operating Partnership's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with specified rent increases, inflation may have a negative effect as the specified rent increases in these leases could be lower than the increase in the inflation rate at any given time.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following summary of material federal income tax considerations relevant to the Company is based on current law, and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of Offered Securities in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of a holder of any Offered Securities will also vary depending upon the terms of the specific securities acquired by such holder. Additional federal income tax considerations relevant to holders of the Offered Securities other than Common Stock may be provided in the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 1994. The Company believes that it was organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify, or will continue to operate in a manner so as to qualify, as a REIT. Qualification and taxation as a REIT depend upon the Company's ability to meet, on a continuing basis, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company has qualified or will so qualify for any particular year. See "--Failure to Qualify."

  Prior to the issuance of any of the Offered Securities, Rogers & Wells LLP, counsel to the Company ("Counsel"), will render an opinion to the effect that commencing with its taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operation of the Company, the Operating Partnership and its financing subsidiary (the "Financing Partnership") will enable the Company to continue to so qualify. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company, the Operating Partnership and Financing Partnership as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties, and the business and properties of the Operating Partnership and the Financing Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Internal Revenue Service ("IRS") and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify."

  As a REIT, the Company generally is not subject to federal corporate income taxes on net income that it distributes currently to stockholders. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property, and, as a result of the Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

  The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable common stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) that has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Company believes that it currently satisfies requirements (1) through (7). In addition, the Charter includes restrictions regarding the transfer of the Company's Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (6) and (7) above. See "Restrictions on Transfers of Capital Stock."

  In addition, the Company intends to continue to comply with the Treasury Regulations requiring it to ascertain the actual ownership of its shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these Regulations will result in a loss of REIT status. Instead, a failure to comply with these regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998.

  The Company currently has one "qualified REIT subsidiary." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, the Company's "qualified REIT subsidiary" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as assets, liabilities and items of the Company. The Company's "qualified REIT subsidiary" will therefore not be subject to federal corporate income taxation, although it may be subject to state or local taxation.

  In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Financing Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Financing Partnership are treated as partnerships for federal income tax purposes. See "--Other Tax Considerations--Effect of Tax Status of the Operating Partnership and the Financing Partnership on REIT Qualification."

  Income Tests. In order to qualify as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment. Thus, the 30% gross income test will no longer apply after the Company's taxable year ending December 31, 1997.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a de minimis amount of gross annual revenue that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a de minimis rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct cost of performing such services) is 1% or less of the gross income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

  The Company provides certain services with respect to the Properties through the Operating Partnership, which is not an "independent contractor." However, the Company believes all of the services provided by the Company through the Operating Partnership are considered "usually or customarily rendered" in connection with the rental of retail and other space for occupancy. If the Company contemplates providing services in the future that may be reasonably expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company and the Operating Partnership will receive no income.

  The Company will receive some income that is not qualifying income for purposes of the 75% and 95% gross income tests. Such income includes management and leasing fee income from the management by the Operating Partnership of retail properties not wholly owned by the Operating Partnership and certain parking income. Such income is not expected to exceed 1% to 2% of the Operating Partnership's gross income and, therefore, will not cause the Company to fail to satisfy the 75% or 95% gross income test.

  If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

  After initially meeting the assets tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company maintains adequate records of the value of its assets to ensure compliance with the asset tests and plans to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

  Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its stockholders at least 95% of its income each year. In addition, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also may be subject to a 4% excise tax on undistributed income in certain events. The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, domestic stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the stockholder has held such shares for more than one year. Under the Taxpayer Relief Act, an individual, trust or estate that holds shares of Common Stock for more than 18 months will be subject to a maximum tax of 20% on gains from the sale or disposition of such shares. See "--Recent Legislation" below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

  Under certain circumstances, domestic stockholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

  Taxation of Tax-Exempt Stockholders. Distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Stock with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is a "pension-held REIT." The restrictions on ownership in the Company's Charter should prevent the Company from being treated as a pension-held REIT.

  Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of Non-U.S. Stockholders (persons other than (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in the United States or any political subdivisions thereof; or (iii) estates or trusts the income of which is subject to U.S. federal income taxation regardless of its source) are complex, and no attempt will be made herein to provide more than a very limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends and taxed as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions are, generally, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required by the Code to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock will generally not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT" and, therefore, the sale of Common Stock will not be subject to taxation under FIRPTA. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

  Effect of Tax Status of the Operating Partnership and the Financing Partnership on REIT Qualification. All of the Company's investments are through the Operating Partnership and the Financing Partnership. The Company believes that the Operating Partnership and the Financing Partnership are properly treated as partnerships for tax purposes (and not as associations taxable as corporations). If, however, the Operating Partnership or the Financing Partnership were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. Furthermore, in such a situation, any partnership treated as a corporation would be subject to corporate income taxes. Also, in such a situation, the Company would not be able to deduct its share of any losses generated by any such partnership in computing its taxable income.

  Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed value.

  State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in the Common Stock of the Company.

RECENT LEGISLATION

  In addition to changes to the requirements for qualification and taxation as a REIT discussed above, the Taxpayer Relief Act also contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long term capital gain allocated to a stockholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

                                 LEGAL MATTERS

  The validity of the Offered Securities issued hereunder, as well as certain legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Rogers & Wells LLP, New York, New York, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement. Rogers & Wells LLP will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The financial statements of Price Development Company, Limited Partnership as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 and the period January 21, 1994 to December 31, 1994 included in this Prospectus and the financial statements incorporated in this Prospectus by reference to JP Realty Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 and the audited historical financial statements included on page F-2 of JP Realty Inc.'s Current Report on Form 8-K, dated June 30, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION

                                                                            PAGE
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheet as of September 30, 1997, December 31, 1996 and
 1995.....................................................................  F-3
Consolidated Statement of Operations for the nine-month periods ended
 September 30, 1997 and 1996 and for the years ended December 31, 1996,
 1995 and for the period January 21, 1994 to December 31, 1994............  F-4
Consolidated Statement of Partners' Capital for the period ended September
 30, 1997 and for the years ended December 31, 1996, 1995 and for the period January 21, 1994 to December 31, 1994.............................  F-5
Consolidated Statement of Cash Flows for the nine-month periods ended
 September 30, 1997 and 1996 and for the years ended December 31, 1996,
 1995, and for the period January 21, 1994 to December 31, 1994...........  F-6
Notes to Financial Statements.............................................  F-7
Schedule II--Valuation and Qualifying Accounts............................  F-17
Schedule III--Real Estate and Accumulated Depreciation....................  F-18
OTHER INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
 nine-month period ended September 30, 1997 and for the year ended
 December 31, 1996 .......................................................  F-21
Selected Financial and Other Data.........................................  F-24

REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
 Price Development Company, Limited Partnership

In our opinion, the consolidated financial statements of Price Development Company, Limited Partnership listed in the accompanying index, present fairly, in all material aspects, the financial position of Price Development Company, Limited Partnership and affiliated partnerships at December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended and the period January 21, 1994 through December 31, 1994, all in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Price Development Company, Limited Partnership; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Salt Lake City, Utah
January 29, 1997

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                          UNAUDITED
                                        -------------
                                        SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                                            1997          1996         1995
                                        ------------- ------------ ------------
ASSETS
Real Estate Assets
  Land.................................   $ 93,820      $ 69,714     $ 63,754
  Buildings............................    441,026       353,500      320,757
                                          --------      --------     --------
                                           534,846       423,214      384,511
  Less: Accumulated Depreciation.......    (95,251)      (87,318)     (77,462)
                                          --------      --------     --------
  Operating Real Estate Assets.........    439,595       335,896      307,049
  Real Estate Under Development........     28,243        30,027        3,694
                                          --------      --------     --------
  Net Real Estate Assets...............    467,838       365,923      310,743
Cash...................................      2,870         1,750        1,827
Restricted Cash........................      2,442         2,372        2,464
Accounts and Notes Receivable, Net.....      5,907         4,081        3,295
Deferred Charges, Net..................      6,819         6,512        7,874
Other Assets...........................      1,872           722          858
                                          --------      --------     --------
                                          $487,748      $381,360     $327,061
                                          ========      ========     ========
LIABILITIES AND PARTNERS' CAPITAL
Borrowings.............................   $216,456      $162,375     $106,406
Accounts Payable and Accrued Expenses..     16,344        11,611        7,837
Distributions Payable..................      9,234           --           --
Accumulated Losses in Excess of Equity
 Investment............................        --          1,555        1,555
Other Liabilities......................      2,263           485          923
                                          --------      --------     --------
                                           244,297       176,026      116,721
                                          --------      --------     --------
Minority Interests.....................      1,776           668          598
                                          --------      --------     --------
Commitment and Contingencies
PARTNERS' CAPITAL
General Partner........................    208,130       172,286      175,604
Limited Partners.......................     33,545        32,380       34,138
                                          --------      --------     --------
                                           241,675       204,666      209,742
                                          --------      --------     --------
                                          $487,748      $381,360     $327,061
                                          ========      ========     ========

                See accompanying notes to financial statements.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENT OF OPERATIONS
          (DOLLARS IN THOUSANDS--EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

                            FOR THE NINE MONTHS          FOR THE YEAR
                            ENDED SEPTEMBER 30,       ENDED DECEMBER 31,       FOR THE PERIOD
                          ------------------------  ------------------------  JANUARY 21, 1994
                                 UNAUDITED                                    TO DECEMBER 31,
                             1997         1996         1996         1995            1994
                          -----------  -----------  -----------  -----------  ----------------
REVENUES
Minimum Rents...........  $    41,761  $    38,440  $    52,447  $    43,640    $    35,775
Percentage and Overage
 Rents..................        3,087        3,190        4,061        3,465          2,632
Recoveries from Tenants.       12,911       11,526       15,557       12,252          9,903
Interest................          397          451          549        1,231          1,387
Other...................          609          239          335          362            374
                          -----------  -----------  -----------  -----------    -----------
                               58,765       53,846       72,949       60,950         50,071
                          -----------  -----------  -----------  -----------    -----------
EXPENSES
Operating and
 Maintenance............        8,892        8,060       11,240        8,288          6,874
Real Estate Taxes and
 Insurance..............        6,134        6,053        7,679        6,892          6,116
Advertising and
 Promotions.............          328          320          426          364            299
General and
 Administrative.........        4,014        3,780        5,060        4,845          3,801
Depreciation............        8,381        7,580       10,230        9,610          7,588
Amortization of Deferred
 Financing Costs........          719          821        1,085        1,256            538
Amortization of Deferred
 Leasing Costs..........          476          522          664          662            608
Interest................        5,899        5,695        7,776        6,623          5,873
                          -----------  -----------  -----------  -----------    -----------
                               34,843       32,831       44,160       38,540         31,697
                          -----------  -----------  -----------  -----------    -----------
                               23,922       21,015       28,789       22,410         18,374
Minority Interest in
 Income of Consolidated
 Partnerships...........         (299)        (297)        (389)        (421)          (277)
Equity in Net Loss of
 Partnership Interest...          --           --           --          (184)           (82)
Gain on Sales of Real
 Estate.................          339           94           94          918            --
                          -----------  -----------  -----------  -----------    -----------
Income Before
 Extraordinary Item.....          --           --
Extraordinary Item-Loss
 on Extinguishment of
 Debt...................          --           --           --           --          (6,670)
                          -----------  -----------  -----------  -----------    -----------
Net Income..............  $    23,962  $    20,812  $    28,494  $    22,723    $    11,345
                          ===========  ===========  ===========  ===========    ===========
Earnings Per Partnership
 Unit Income Before
 Extraordinary Item.....  $      1.14  $      1.06  $      1.45  $      1.26    $      1.06
Extraordinary Item......          --           --           --           --            (.39)
                          -----------  -----------  -----------  -----------    -----------
Net Income..............  $      1.14  $      1.06  $      1.45  $      1.26    $       .67
                          ===========  ===========  ===========  ===========    ===========
Weighted Average Number
 of Partnership Units
 Outstanding............   21,068,998   19,664,612   19,667,865   18,037,429     16,922,809
                          ===========  ===========  ===========  ===========    ===========

                See accompanying notes to financial statements.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                   GENERAL   LIMITED
                                                   PARTNER   PARTNERS   TOTAL
                                                   --------  --------  --------
Commencement of Operation on January 21, 1994
Basis Adjustments and acquisitions of Limited
 Partners' Interests.............................. $(67,402) $38,679   $(28,723)
Units Issued for Proceeds From Initial Public Of-
 fering...........................................  206,198       --    206,198
Distributions.....................................  (20,116)  (5,631)   (25,747)
Net Income........................................    8,870    2,475     11,345
                                                   --------  -------   --------
Partners' Capital at December 31, 1994............  127,550   35,523    163,073
Units Issued for Proceeds from Sale of Common
 Stock............................................   52,888       --     52,888
Units Issued Upon Exercise of Stock Options.......      976       --        976
Distributions.....................................  (23,881)  (6,037)   (29,918)
Net Income........................................   18,071    4,652     22,723
                                                   --------  -------   --------
Partners' Capital at December 31, 1995............  175,604   34,138    209,742
Units Issued Upon Exercise of Stock Options.......      407       --        407
Conversion of Limited Partners' Interests.........      164     (164)        --
Distributions.....................................  (27,139)  (6,838)   (33,977)
Net Income........................................   23,250    5,244     28,494
                                                   --------  -------   --------
Partners' Capital at December 31, 1996............  172,286   32,380    204,666

* Units Issued for Proceeds from Sale of Common
 Stock............................................   38,632        --    38,632
* Units Issued Upon Exercise of Stock Options.....      220       --        220
* Conversion of Limited Partners' Interests.......       39      (39)        --
* Units Issued for Acquisition....................       --    1,863      1,863
* Distributions...................................  (22,899)  (4,769)   (27,668)
* Net Income......................................   19,852    4,110     23,962
                                                   --------  -------   --------
* Partners' Capital at September 30, 1997......... $208,130  $33,545   $241,675
                                                   ========  =======   ========


*Unaudited

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                            FOR THE NINE
                            MONTHS ENDED         FOR THE YEAR
                            SEPTEMBER 30,     ENDED DECEMBER 31,     FOR THE PERIOD
                          ------------------  --------------------  JANUARY 21, 1994
                              UNAUDITED                             TO DECEMBER 31,
                            1997      1996      1996       1995           1994
                          --------  --------  ---------  ---------  ----------------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net Income..............  $ 23,962  $ 20,812  $  28,494  $  22,723     $  11,345
Adjustments to Reconcile
 Net Income to Net Cash
 Provided by
 Operating Activities:
 Depreciation...........     8,381     7,580     10,230      9,610         7,588
 Amortization...........     1,195     1,343      1,749      1,918         1,146
 Minority Interest in
  Income of Consolidated
  Partnerships..........       299       297        389        421           277
 Equity in Net Loss of
  Partnership Interest..        --        --         --        184            82
 Gain on Sales of Real
  Estate................      (339)      (94)       (94)      (918)           --
 Increase in Accounts
  and Notes Receivable..    (1,782)     (504)      (786)      (540)       (1,726)
 (Increase) Decrease in
  Deferred Charges......    (1,070)     (315)      (387)    (1,428)          640
 Increase in Accounts
  Payable and Accrued
  Expenses..............     6,399     2,778      3,774        887         1,324
 Decrease (Increase) in
  Other.................        98      (331)      (295)      (138)          164
                          --------  --------  ---------  ---------     ---------
 Net Cash Provided by
  Operating Activities..    37,143    31,566     43,074     32,719        20,840
                          --------  --------  ---------  ---------     ---------
CASH FLOWS FROM
 INVESTING ACTIVITIES
Real Estate Assets,
 Developed or Acquired..   (86,486)  (51,395)   (65,323)   (69,300)      (16,514)
Proceeds from Sales of
 Real Estate............       410        --         --      1,281            --
Decrease (Increase) in
 Restricted Cash........       (70)     (400)        92        636           855
                          --------  --------  ---------  ---------     ---------
 Net Cash Used in
  Investing Activities..   (86,146)  (51,795)   (65,231)   (67,383)      (15,659)
                          --------  --------  ---------  ---------     ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Proceeds from
 Borrowings.............    85,414    52,890     65,442     47,009       104,021
Repayment of
 Borrowings.............   (56,087)   (9,440)    (9,473)   (49,344)     (203,231)
Deferred Financing
 Costs..................      (431)       --         --         --        (4,162)
Net Proceeds from Sale
 of Partnership Units...    38,852       141        407     53,850       206,198
Distributions to
 Partners...............   (18,434)  (17,155)   (33,977)   (29,918)      (25,747)
Distributions to
 Minority Interests.....      (191)     (262)      (319)      (258)         (175)
Capital Contributions by
 Minority Interests.....     1,000        --         --         --            --
Decrease in Due to
 Affiliates.............        --        --         --         --       (23,005)
Buyout of Joint Venture
 Partner................        --        --         --         --       (44,376)
                          --------  --------  ---------  ---------     ---------
 Net Cash Provided by
  Financing Activities..    50,123    26,174     22,080     21,339         9,523
                          --------  --------  ---------  ---------     ---------
Net (Decrease) Increase
 in Cash................     1,120     5,945        (77)   (13,325)       14,704
Cash, Beginning of
 Period.................     1,750     1,827      1,827     15,152           448
                          --------  --------  ---------  ---------     ---------
Cash, End of Period.....  $  2,870  $  7,772  $   1,750  $   1,827     $  15,152
                          ========  ========  =========  =========     =========

                See accompanying notes to financial statements.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

1. ORGANIZATION AND BASIS PRESENTATION

Price Development Company, Limited Partnership (the "Operating Partnership") was formed on September 13, 1993 under the Limited Partnership Law of Maryland and commenced operations on January 21, 1994 when JP Realty, Inc. (the "Company") completed an initial public offering ("IPO") and issued 13,029,500 Shares of common stock at $17.50 per share. Net proceeds of $206,198 were used to purchase an approximate 78.18 percent general partnership interest in the Operating Partnership. The Company is a real estate investment trust (REIT) as defined by the Internal Revenue Code. Concurrent with the IPO, the partners and owners of the predecessor companies contributed their properties to the Operating Partnership, in exchange for limited partnership interests in the Operating Partnership which became exchangeable after one year from the date of the IPO, at the option of the holders of such interests, for common stock in the Company. The predecessor companies are not a single legal entity but rather a combination of real estate properties of a number of affiliated partnerships, joint ventures and certain properties carved-out of an S-Corporation, all having varying ownership interests in common.

Concurrent with the closing of the IPO, a majority owned financing partnership of the Operating Partnership borrowed $95,000 through a private placement and the Operating Partnership borrowed $9,000 from a bank. The net proceeds from the IPO and the borrowings were used primarily to repay indebtedness, acquire a 75% interest in a mall, pay certain expenses, and held as cash on hand for operations and future acquisitions. The extraordinary item recognized in the period January 21, 1994 to December 31, 1994 resulted from mortgage prepayment penalties ($5,874) and the write-off of deferred financing costs ($796) on the mortgage debt satisfied with the proceeds from the IPO.

On August 7, 1995, the Company sold 2,750,000 shares of common stock in an underwritten public offering at $20.50 per share. Net proceeds of $52,887 were contributed to the Operating Partnership in exchange for additional partnership units and were principally used to repay indebtedness incurred by the Operating Partnership to fund acquisition activities.

On January 28, 1997, the Company sold 1,500,000 shares of common stock in an underwritten public offering at $27.13 per share. Net proceeds of $38,600 were contributed to the Operating Partnership in exchange for additional partnership units. The Operating Partnership used the proceeds to repay borrowings under the $50,000 credit facility.

As a result of the aforementioned stock offerings and contribution of capital to the Operating Partnership by the Company, it owned approximately 82.70 (unaudited), 81.66 and 81.28 percent general partnership interest of the Operating Partnership as of September 30, 1997, December 31, 1996 and 1995, respectively.

The Operating Partnership is primarily engaged in the business of owning, leasing, managing, operating, developing and redeveloping malls, community centers and other commercial properties. The tenant base includes primarily national retail chains and local retail companies. Consequently, the Operating Partnership's credit risk is concentrated in the retail industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Operating Partnership and all partnerships in which the Operating Partnership has a majority interest. All significant intercompany accounts and transactions have been eliminated in the consolidation.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

The Operating Partnership's 30 percent limited partnership interest in Silver Lake Mall is accounted for using the equity method. Commencing in 1996, the Operating Partnership discontinued recording its proportionate interest in the loss generated by this partnership as the Operating Partnership is not required to fund such losses. On June 1, 1997, the Operating Partnership acquired the remaining 70 percent interest in Silver Lake Mall and it is now consolidated in the financial statements.

REVENUE RECOGNITION

Certain minimum rents are recognized monthly based upon amounts which are currently due from tenants, when such amounts are not materially different than recognizing the fixed cash flow over the initial term of the lease using the straight-line method. All other minimum rents are recognized using the straight-line method. Percentage rents are recognized monthly on an accrual basis based on estimated annual amounts.


REAL ESTATE ASSETS

Real estate assets are stated at cost. At each balance sheet date, the Operating Partnership reviews for possible impairment to the recorded book values of real estate assets based upon expectations of future nondiscounted cash flows (excluding interest) from each property. Depreciation is computed on a straight-line basis generally over 40 years for buildings and four to ten years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the life of the related lease. Expenditures for maintenance and repairs are charged to operations as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

INCOME TAXES

Income taxes have not been provided in the accompanying financial statements as the tax effects of the Operating Partnership's operations accrue directly to the partners.

RESTRICTED CASH

Restricted cash reflects cash restricted under terms of a loan agreement to be used for certain capital expenditures and funds held in reserve by a trustee for interest payments on borrowings.

INTEREST AND REAL ESTATE TAXES

Interest and real estate taxes incurred during the construction period are capitalized and depreciated over the lives of the constructed assets.

DEFERRED CHARGES

Third party costs incurred in obtaining long-term financing and initial tenant leases are included in deferred charges in the accompanying consolidated balance sheet and are amortized on a straight-line basis over the terms of the related debt and lease agreements, as applicable.

PER UNIT DATA

Earnings per unit for income before extraordinary item, and net income was computed for each period by dividing the respective amounts by the weighted average number of units outstanding.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

USE OF ESTIMATES

The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENT

In October 1995, the Financial Accounting Standards Board issued SFAS 123 "Accounting for Stock-based Compensation." The statement allows an entity to elect either the fair value based method of accounting for employee stock options or the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The new pronouncement was adopted beginning January 1, 1996. The Operating Partnership has elected to continue valuing stock-based compensation under the intrinsic value based method but has included proforma disclosure in Note 11 showing the impact on net income and earnings per partnership unit had the fair value based method prescribed by SFAS 123 been utilized for financial reporting.

The Operating Partnership is required to adopt the Statement of Accounting Standard No. 128 ("SFAS 128") as of December 31, 1997; earlier application is not permitted. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per partnership unit. The Operating Partnership does not believe that the adoption of SFAS 128 will have a material effect on the Operating Partnership's method of calculation or display of earnings per partnership unit.


INTERIM FINANCIAL DATA

The interim financial data for the nine months ended September 30, 1996 and 1997 is unaudited; however, in the opinion of the Operating Partnership, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

3. ACQUISITIONS

On June 30, 1995, the Operating Partnership acquired the Eastridge Mall located in Casper, Wyoming and the Animas Valley Mall located in Farmington, New Mexico for approximately $51,875. The acquisition was financed utilizing borrowings on a $50,000 line of credit.

On April 4, 1996, the Operating Partnership acquired the Grand Teton Mall located in Idaho Falls, Idaho for approximately $34,400. The acquisition was financed utilizing borrowings on a $50,000 line of credit.

The following unaudited pro forma financial information for the year ended December 31, 1996, is presented as if the acquisition of the Grand Teton Mall had occurred on January 1, 1996. The unaudited pro forma financial information for the year ended December 31, 1995 is presented as if the acquisition of the Eastridge Mall and Animas Valley Mall, the August 7, 1995 issuance of partnership units to the Company and the acquisition of the Grand Teton Mall had occurred on January 1, 1995.

                                                              DECEMBER 31, 1996
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
      Pro forma revenues..................................... $ 74,100 $ 70,746
      Pro forma net income...................................   28,534   26,089
      Pro forma earnings per partnership unit................ $   1.45 $   1.33

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

On June 1, 1997, the Operating Partnership acquired the remaining 70% interest in Silver Lake Mall located in Coeur D'Alene, Idaho by issuing 72,000 partnership units and assuming $24,755 in debt (unaudited). On June 30, 1997, the Operating Partnership acquired Visalia Mall located in Visalia, California for $38,000 paying $1,000 from operations and $37,000 from borrowings (unaudited).

  Reference is made to the unaudited pro forma financial information, reflecting the 1997 acquisitions, included elsewhere herein.

4. ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable in the consolidated balance sheet are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $489 and $504 at December 31, 1996 and 1995, respectively.

5. DEFERRED CHARGES

Deferred charges consist of the following:

                                                             DECEMBER 31, 1996
                                                             -----------------
                                                               1996      1995
                                                             --------  --------
      Financing costs....................................... $  4,695  $  5,043
      Leasing costs.........................................    7,881     8,505
                                                             --------  --------
                                                               12,576    13,548
      Less accumulated amortization.........................   (6,064)   (5,674)
                                                             --------  --------
                                                             $  6,512  $  7,874
                                                             ========  ========

6. BORROWINGS

Borrowings consist of the following:

                                                           DECEMBER 31, 1996
                                                           ------------------
                                                             1996      1995
                                                           --------  --------
   Notes, secured by real estate; interest at 6.37 per-
    cent; interest only is payable quarterly through Jan-
    uary 21, 2001 at which time the principal balance is
    due..................................................
                                                           $ 95,000  $ 95,000
   Credit facility, secured by real estate; interest at
    115 basis points over AAA commercial paper...........    44,000       --
   Credit facility, unsecured; interest at 175 basis
    points over LIBOR....................................     4,200       --
   Mortgage payable, secured by real estate; interest at
    9.38 percent; due in 2001............................     2,072     2,205
   Note payable, interest at 7.8 percent; due in 2000....       160       201
   Note payable, secured by real estate; interest at LI-
    BOR plus 200 basis points (maximum interest rate of
    6.5 percent); due January 21, 1996...................       --      9,000
                                                           --------  --------
                                                           $162,375  $106,406
                                                           ========  ========

On March 8, 1995, the Operating Partnership entered into a $50,000 credit facility agreement which provides for a two year commitment ending in March 1997 with an option to extend for an additional year (which

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

option was exercised on January 22, 1997). Borrowings under this agreement are collateralized by approximately $79,000 of the Operating Partnership's assets at net book value. The credit facility bears interest at a floating rate equal to 115 basis points over the established rate of AAA commercial paper and is guaranteed by the Company. The facility also provides for commitment fees equal to .25% on the unused line of credit amount. For the year ended December 31, 1996 and 1995, the Operating Partnership paid commitment fees totaling $200 and $90, respectively. Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 under this facility were $49,621 and $44,000, respectively.

On January 22, 1996, the Operating Partnership entered into a $25,000 unsecured credit facility agreement. This credit facility bears interest at a floating rate equal to 175 basis points over LIBOR, and provides a two-year credit line with an option to extend for an additional year (which option was exercised on January 24, 1997). The facility also provides for commitment fees equal to .375% on the unused credit amount. For the year ended December 31, 1996, the Operating Partnership paid commitment fees totaling $67. Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 under this facility were $17,500 and $4,200, respectively.

On July 30, 1996, Spokane Mall Development Company, a consolidated partnership, of which the Operating Partnership is the General Partner, entered into a $50,000 construction facility. The construction facility will be used to fund the development and construction of the Spokane Valley Mall in Spokane, Washington. The construction loan has a three-year term with an optional two-year extension and is secured by the Spokane Valley Mall and guaranteed by the Operating Partnership. There are various interest rates used to calculate interest which vary given the amount of borrowing outstanding. The various interest rates ranged from 6.88 to 8.25 percent during 1996. Borrowings outstanding at September 30, 1997 (unaudited) and December 31, 1996 on this loan were $36,336 and $16,943, respectively.

As part of the June 1, 1997 acquisition (Note 3), the Operating Partnership assumed a loan which had a balance of $12,902 at September 30, 1997 (unaudited).

The following summarizes the scheduled maturities of borrowings at December 31, 1996 (reflecting the Operating Partnership's exercise of options to extend both the $50,000 and $25,000 credit facilities in January 1997):

            YEAR                                  TOTAL
            ----                                 --------
            1997................................ $    183
            1998................................   44,199
            1999................................   21,345
            2000................................       69
            2001................................   96,579
                                                 --------
                                                 $162,375
                                                 ========

7. RENTAL INCOME

Substantially all real estate held for investment is leased to retail and commercial tenants under arrangements which generally require the tenants to pay property taxes, insurance and maintenance charges. These operating leases generally range from 1 to 25 years and provide for minimum monthly rents and in certain instances percentage rents based on tenants' sales.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

All non-cancelable leases, assuming no new or renegotiated leases or option extensions, in effect at December 31, 1996 provide for the following minimum future rental income:

            YEAR                                  TOTAL
            ----                                 --------
            1997................................ $ 47,787
            1998................................   42,773
            1999................................   37,030
            2000................................   32,397
            2001................................   26,235
            Thereafter..........................  143,006
                                                 --------
                                                 $329,228
                                                 ========

8. COMMITMENTS AND CONTINGENCIES

Future minimum rental payments under the terms of all non-cancelable operating leases under which the Operating Partnership is the lessee, principally for ground leases, are as follows:

            YEAR                                   TOTAL
            ----                                  -------
            1997................................. $   550
            1998.................................     544
            1999.................................     541
            2000.................................     541
            2001.................................     538
            Thereafter...........................  20,038
                                                  -------
                                                  $22,752
                                                  =======

The Operating Partnership is a defendant in certain litigation relating to its business activities. Management does not believe that the resolution of these matters will have a materially adverse effect upon the Operating Partnership.

9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the years ended December 31, 1996 and 1995, non-cash investing and financing transactions included the write-off of capitalized tenant allowances of $159 and $1,281, respectively. Also, during 1996, the holders of limited partnership units elected to convert 16,000 units having a recorded value of $164 into shares of common stock of the Company. At September 30, 1997 distributions accrued but not paid totaled $9,234 (unaudited).

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

For the period January 21, 1994 to December 31, 1994, the following non-cash investing and financing transactions occurred:

     Step up in Real Estate Assets for Cottonwood Mall Equity Buyout...  $16,324
     Exchange of Debt due to an affiliated entity for 200,000 Shares of
      Price Group
      Stock and partnership units......................................    5,664
     Exchange of Borrowings by Various Partners for partnership units..    1,174
     Restricted Cash Used to Pay Off Debt..............................    1,851
     Reclassification of owners'/shareholders' deficit to partners'
      capital..........................................................    7,307
     Issuance of Note Payable in connection with Land Purchase.........    2,113
     Buildings and Improvements Reclassified to Property, Furniture and
      Fixtures.........................................................      181
     Distribution of Property for Buyout of Minority Interest Holders..      202

Interest paid (net of capitalized amounts of $1,261, $788 and $656 for the year ended December 31, 1996, 1995 and for the period January 21, 1994 to December 31, 1994, respectively) aggregated $7,707, $6,597 and $6,566 for the year ended December 31, 1996 and 1995 and for the period January 21, 1994 to December 31, 1994, respectively.

10. RELATED PARTY TRANSACTIONS

The Operating Partnership and predecessor companies lease computer services from Alta Computer Services, Inc. ("Alta"). Alta is majority owned by three directors of the Company. The Operating Partnership paid $194, $196 and $208 in 1996, 1995 and 1994, respectively, for such services.

The Operating Partnership has entered into a management agreement under which the Operating Partnership performs certain accounting and management functions on behalf of a related entity whose majority owner is the Chairman of the Board of Directors of the Company. Management fees collected by the Operating Partnership under this agreement aggregated $72, $72 and $68 in 1996, 1995 and 1994, respectively.

11. STOCK OPTION PLAN

On October 26, 1993, the Company adopted a plan (the "1993 Stock Option Plan") which authorizes the discretionary grant by the Executive Compensation Committee, of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, to key employees of the Company and the discretionary grant of nonqualified stock options to key employees, directors and consultants. The maximum number of shares of common stock of the Company subject to option under the 1993 Stock Option Plan is 1,100,000. The proceeds received by the Company upon exercise of options are contributed to the Operating Partnership in exchange for the issuance of an equivalent number of partnership units. No stock options may be granted after ten years from the date of adoption and options must be granted at a price generally not less than the fair market value of the Company's common stock at the date of grant. These options vest over a period of one to five years.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

A summary of the 1993 Stock Option Plan activity is set forth below:

                                                          NUMBER   OPTION PRICE
                                                         OF SHARES  PER SHARE
                                                         --------- ------------
      Outstanding at
       December 31, 1993...............................        --            --
      Granted..........................................   550,000  $17.50-20.38
      Exercised........................................        --            --
      Forfeited........................................        --            --
                                                          -------  ------------
      Outstanding at
       December 31, 1994...............................   550,000         17.50
      Granted..........................................     7,000         19.13
      Exercised........................................   (55,000)        17.50
      Forfeited........................................    (8,000)        17.50
                                                          -------  ------------
      Outstanding at
       December 31, 1995...............................   494,000   17.50-20.38
      Granted..........................................   107,000   20.00-20.25
      Exercised........................................   (22,000)  17.50-19.13
      Forfeited........................................   (21,000)  17.50-20.00
                                                          -------  ------------
      Outstanding at December 31, 1996.................   558,000  $17.50-20.38
                                                          =======  ============

At December 31, 1996, 178,000 options are fully vested and exercisable.

The fair value of options granted during 1996 and 1995 were determined using the following assumptions in the valuation method prescribed by SFAS 123. The weighted average assumptions for 1996 and 1995, respectively: risk-free interest rate ranged from 5.50% to 6.68% in 1996 and 6.96% in 1995, expected life of 10 years, dividend yield of 7%, and expected volatility range of 16% to 17% in 1996 and 20% for 1995. The fair values of options granted during 1996 and 1995 using the above assumptions are $43, and $16, respectively. Had the Operating Partnership recorded the options at their fair value, net income and earnings per unit for the years ended December 31, 1996 and 1995 would have been as follows:

                                                       FOR THE YEAR FOR THE YEAR
                                                          ENDED        ENDED
                                                           1996         1995
                                                       ------------ ------------
      Net Income......................................   $28,451      $22,707
                                                         =======      =======
      Earnings Per Unit...............................   $  1.45      $  1.26
                                                         =======      =======

12. EMPLOYEE BENEFIT PLANS

  401(K) PLAN

During 1994, the Company adopted a 401(k) defined contribution plan covering substantially all of the officers and employees of the Company and subsidiaries which permits participants to defer up to a maximum of 15% of their compensation. The Company will match 50% of the employee's contribution up to a maximum of $1 per year. Employees who have completed at least one year of service, working full-time, and have attained the age of 21 are eligible to participate in the plan. The employees' contributions, together with contributions from the Company are immediately vested. The Company's contribution to the plan for the years ended December 31, 1996, 1995 and 1994 (which were reimbursed by the Operating Partnership) were $40, $40 and $22, respectively. The 401(k) plan is fully funded at December 31, 1996.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

  RETIREMENT PLAN

During 1995, the Company adopted a retirement plan covering substantially all of the officers and employees of the Company, wherein the Company contributes 3% of the participant's base compensation. Employees working a minimum of 1,000 hours per year and who have attained the age of 21 are eligible to participate in the plan. The Company's contribution vests 20% per year. Once an employee has been with the Company five years, all contributions are fully vested. Years of service include service with predecessor companies. The Company's contribution to the plan for the years ended December 31, 1996 and 1995 (which were reimbursed by the Operating Partnership) were $150 and $119, respectively. The retirement plan is fully funded at December 31, 1996.

13. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Operating Partnership could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Accounts and notes receivable, accounts payable, accrued expenses and due to affiliates at December 31, 1996 and 1995 are carried at amounts which reasonably approximate their fair values.

Borrowings with an aggregate carrying value of $162,375 and $106,406 have an estimated aggregate fair value of $158,287 and $105,362 at December 31, 1996 and 1995, respectively. Estimated fair value is based on interest rates currently available to the Operating Partnership for issuance of borrowings with similar terms and remaining maturities.

14. DISTRIBUTIONS PER UNIT

Distributions paid per unit for the year ended December 31, 1996 and 1995, are summarized as follows:

    DISTRIBUTIONS:

            1996        DATE PAID TOTAL
            ----        --------- -----
           1st Quarter   4/23/96  $ .420
           2nd Quarter   7/23/96    .420
           3rd Quarter  10/22/96    .420
           4th Quarter  12/30/96    .435
                                  ------
                                  $1.695
                                  ======
            1995        DATE PAID TOTAL
            ----        --------- -----
           1st Quarter   4/18/95  $ .405
           2nd Quarter   7/18/95    .405
           3rd Quarter  10/24/95    .405
           4th Quarter  12/28/95    .420
                                  ------
                                  $1.635
                                  ======

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AND PER PARTNERSHIP UNIT AMOUNTS)

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Financial information for each of the quarters in the year ended December 31, 1996 and 1995 are as follows:

                                                  FIRST  SECOND   THIRD  FOURTH
                                                 ------- ------- ------- -------
     1996:
     Revenues..................................  $16,942 $18,407 $18,497 $19,103
     Income Before Minority Interest, Equity in
      Net Loss of Partnership Interest and Gain
      on Sale
      of Real Estate...........................    6,693   7,234   7,088   7,774
     Net Income................................    6,696   7,068   7,059   7,671
     Net Income per Partnership Unit...........      .34     .36     .36     .39
     1995:
     Revenues..................................  $13,568 $13,905 $15,620 $17,857
     Income Before Minority Interest, Equity in
      Net Loss of Partnership Interest and Gain
      on Sale
      of Real Estate...........................    5,193   5,102   5,765   6,350
     Net Income................................    5,066   4,968   5,636   7,053
     Net Income per Partnership Unit...........      .30     .30     .30     .36

                                                                     SCHEDULE II

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                       VALUATIONS AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                               BALANCE AT     CHARGED TO            BALANCE AT
                            BEGINNING OF YEAR  EXPENSE   DEDUCTIONS END OF YEAR
                            ----------------- ---------- ---------- -----------
Year ended December 31,
 1996
  Allowance for uncollecti-
   ble accounts............       $504           $340       $355       $489
Year ended December 31,
 1995
  Allowance for uncollecti-
   ble accounts............        437            258        191        504
Year ended December 31,
 1994
  Allowance for uncollecti-
   ble accounts............        564            212        339        437

                                                                    SCHEDULE III
                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                  GROSS AMOUNT AT WHICH
                                   INITIAL COSTS    CAPITALIZED CARRIED AT CLOSE OF PERIOD
                                ------------------- SUBSEQUENT  -----------------------------
                     RELATED            BUILDING &      TO               BLDG. &              ACCUMULATED    DATE OF      DATE
 DESCRIPTION       ENCUMBRANCES  LAND  IMPROVEMENTS ACQUISITION  LAND    IMPROV.   TOTAL(1)   DEPRECIATION CONSTRUCTION ACQUIRED
 -----------       ------------ ------ ------------ ----------- -------- --------- ---------- ------------ ------------ --------
MALLS:
 Animas Valley
 Mall, Farming-
 ton, NM.........    $15,098    $3,902   $24,059      $    20   $  3,902 $  24,079 $  27,981    $   908           --       1995
 Boise Towne
 Square, Boise,
 ID..............     32,475     6,512        --       37,347      6,512    37,347    43,859     11,316      1987-88    1985-86
 Cache Valley
 Mall, Logan, UT.      5,781       909        --        8,382        909     8,382     9,291      4,029      1975-76    1973-75
 Cottonwood Mall,
 Salt Lake City,
 UT..............     19,857     7,514    20,776       30,544      7,514    51,320    58,834     16,382      1981-87       1980
 Eastridge Mall,
 Casper, WY......     13,237     4,300    19,896          315      4,300    20,211    24,511        774           --       1995
 Grand Teton
 Mall, Idaho
 Falls, ID.......         --     5,802    28,614           --      5,802    28,614    34,416        531           --       1996
 North Plains
 Mall, Clovis,
 NM..............      5,472     1,592        --       10,784      1,592    10,784    12,376      3,121      1984-85    1979-84
 Pine Ridge Mall,
 Pocatello, ID...     10,019     1,883        --       21,468      1,883    21,468    23,351      7,352      1979-81       1979
 Red Cliffs Mall,
 St. George, UT..      6,299       903        --       12,586        903    12,586    13,489      2,493      1989-90       1989
 Three Rivers
 Mall, Kelso, WA.     10,174     1,977        --       20,088      1,977    20,088    22,065      4,416      1986-87       1984
 White Mountain
 Mall, Rock
 Springs, WY.....      5,083     1,120        --       15,640      1,120    15,640    16,760      5,553      1977-78       1977
COMMUNITY CENTERS
&
FREE-STANDING
RETAIL:
 Alameda Plaza,
 Pocatello, ID...      1,178       500        --        3,365        500     3,365     3,865      1,752         1973       1973
 Anaheim Plaza,
 Anaheim, CA.....         --        --        --           54         --        54        54         27      1980-81       1979
 Arctic Circle
 Granger, West
 Valley City, UT.         --        48        --           50         48        50        98         30         1973       1971
 Austin Bluffs
 Plaza, Colorado
 Springs, CO.....         --     1,488        --        1,943      1,488     1,943     3,431        537         1985       1979
 Bailey Hills
 Plaza, Eugene,
 OR..............         --       157        --          317        157       317       474         39      1988-89       1988
 Bank One, Nephi,
 UT..............         --        17       183           --         17       183       200        135           --       1976
 Baskin Robbins
 17th St., Idaho
 Falls, ID.......         --         8        66            8          8        74        82         16           --       1988
 Boise Plaza,
 Boise, ID.......         --       322        --        1,382        322     1,382     1,704        866      1970-71       1970
 Cottonwood
 Square, Salt
 Lake City, UT...         --     1,926     3,535           --      1,926     3,535     5,461         88           --       1995
 Division Cross-
 ing, Portland,
 OR..............      3,468     2,429        --        4,484      2,429     4,484     6,913        694      1990-91       1990
 Twin Falls
 Crossing, Twin
 Falls, ID.......         --       125        --          776        125       776       901        387         1976       1975
 Fort Union Pla-
 za, Salt Lake
 City, UT........         --        21        --        1,668         21     1,668     1,689        586      1979-84         --
 Fremont Plaza,
 Las Vegas, NV...         --        --        --        2,254         --     2,254     2,254      1,075      1976-80         --
 Fry's Shopping
 Plaza, Glendale,
 AZ..............      1,950       353        --        4,579      1,253     3,679     4,932      1,437      1980-81       1980
 Gateway Cross-
 ing, Bountiful,
 UT..............         --     3,644        --        8,480      3,644     8,480    12,124        827      1990-92       1990
 Halsey Crossing,
 Gresham, OR.....         --        --        --        2,302         --     2,302     2,302        416      1989-91         --
 North Temple
 Shops, Salt Lake
 City, UT........         --        60        --          177         60       177       237         76         1970       1970
                   DEPRECIABLE
 DESCRIPTION       LIVES-YEARS
 -----------       -----------
MALLS:
 Animas Valley
 Mall, Farming-
 ton, NM.........        40
 Boise Towne
 Square, Boise,
 ID..............      5-40
 Cache Valley
 Mall, Logan, UT.     10-40
 Cottonwood Mall,
 Salt Lake City,
 UT..............      4-40
 Eastridge Mall,
 Casper, WY......        40
 Grand Teton
 Mall, Idaho
 Falls, ID.......        40
 North Plains
 Mall, Clovis,
 NM..............     10-40
 Pine Ridge Mall,
 Pocatello, ID...     10-40
 Red Cliffs Mall,
 St. George, UT..      3-40
 Three Rivers
 Mall, Kelso, WA.     10-40
 White Mountain
 Mall, Rock
 Springs, WY.....        40
COMMUNITY CENTERS
&
FREE-STANDING
RETAIL:
 Alameda Plaza,
 Pocatello, ID...        40
 Anaheim Plaza,
 Anaheim, CA.....        40
 Arctic Circle
 Granger, West
 Valley City, UT.        40
 Austin Bluffs
 Plaza, Colorado
 Springs, CO.....      3-40
 Bailey Hills
 Plaza, Eugene,
 OR..............        40
 Bank One, Nephi,
 UT..............        40
 Baskin Robbins
 17th St., Idaho
 Falls, ID.......        40
 Boise Plaza,
 Boise, ID.......        40
 Cottonwood
 Square, Salt
 Lake City, UT...        40
 Division Cross-
 ing, Portland,
 OR..............     20-40
 Twin Falls
 Crossing, Twin
 Falls, ID.......        40
 Fort Union Pla-
 za, Salt Lake
 City, UT........        40
 Fremont Plaza,
 Las Vegas, NV...        40
 Fry's Shopping
 Plaza, Glendale,
 AZ..............        40
 Gateway Cross-
 ing, Bountiful,
 UT..............        40
 Halsey Crossing,
 Gresham, OR.....      4-40
 North Temple
 Shops, Salt Lake
 City, UT........        40

                                  (continued)

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996

                            (DOLLARS IN THOUSANDS)

                                                                  GROSS AMOUNT AT WHICH
                                                                   CARRIED AT CLOSE OF
                                  INITIAL COSTS       CAPITAL            PERIOD
                               -------------------- SUBSEQUENT  -------------------------
                    RELATED             BUILDING &      TO              BLDG. &           ACCUMULATED    DATE OF       DATE
DESCRIPTION       ENCUMBRANCES  LAND   IMPROVEMENTS ACQUISITION  LAND   IMPROV.  TOTAL(1) DEPRECIATION CONSTRUCTION  ACQUIRED
-----------       ------------ ------- ------------ ----------- ------- -------- -------- ------------ ------------  --------
Orem Plaza
 Center Street,
 Orem, UT.......          --       371        330       1,091       344    1,448    1,792       531      1976-87        1973
Orem Plaza State
 Street, Orem,
 UT.............          --       126         --         627       126      627      753       326         1975        1973
Plaza 800, Reno,
 NV.............          --        33      2,969           8        33    2,977    3,010     1,592         1974          --
Plaza 9400,
 Sandy, UT......       1,517        --         --       4,555        --    4,555    4,555     1,835      1976-84          --
Red Cliffs
 Plaza, St.
 George, UT.....          --        --      2,403          --        --    2,403    2,403       135      1994-95     1994-95
River Pointe
 Plaza, West
 Jordan, UT.....       1,762     1,130         --       2,670     1,130    2,670    3,800       640      1987-88     1986-87
Riverside Plaza,
 Provo, UT......          --       427      1,886       1,206       427    3,092    3,519     1,379      1978-81        1977
University
 Crossing, Orem,
 UT.............       1,710       230         --       4,411       230    4,411    4,641     1,575      1971-92        1971
Woodlands
 Village,
 Flagstaff, AZ..       4,080     2,068      5,329         228     2,068    5,557    7,625       308           --        1994
Yellowstone
 Square, Idaho
 Falls, ID......          --       355         --       4,552       355    4,552    4,907     2,422      1972-77        1972
COMMERCIAL:
First Security
 Place, Boise,
 ID.............          --       301         --       3,248       300    3,249    3,549     1,388      1978-80        1978
Price Business
 Center-Pioneer
 Square, Salt
 Lake City, UT..          --       658         --      10,165       658   10,165   10,823     3,006      1974-92        1973
Price Business
 Center-South
 Main, Salt Lake
 City, UT.......          --       317         --       2,640       317    2,640    2,957     1,302      1967-82     1966-81
Price Business
 Center-
 Timesquare,
 Salt Lake City,
 UT.............          --       581         --       8,723       581    8,723    9,304     3,275      1974-80     1972-80
Sears-Eastbay,
 Provo, UT......       2,072       275         --       2,097       275    2,097    2,372       423      1989-90        1989
Price Business
 Center,
 Commerce Park,
 West Valley
 City, UT.......          --       415      2,109       8,153     1,147    9,530   10,677     1,109         1980     1973-95
OTHER REAL
 ESTATE:
Spokane Valley
 Center,
 Spokane, WA....      16,943     6,708         --      28,054     6,708   28,054   34,762        --      1990-96(2)     1990
Miscellaneous
 Real Estate....          --     6,601         67       1,470     6,603    1,535    8,138       209           --     1980-95
                    --------   -------   --------    --------   ------- -------- --------   -------
TOTAL...........    $158,175   $68,108   $112,222    $272,911   $69,714 $383,527 $453,241   $87,318
                    ========   =======   ========    ========   ======= ======== ========   =======
                  DEPRECIABLE
DESCRIPTION       LIVES-YEARS
-----------       -----------
Orem Plaza
 Center Street,
 Orem, UT.......     10-40
Orem Plaza State
 Street, Orem,
 UT.............     29-40
Plaza 800, Reno,
 NV.............        40
Plaza 9400,
 Sandy, UT......     10-40
Red Cliffs
 Plaza, St.
 George, UT.....        40
River Pointe
 Plaza, West
 Jordan, UT.....      5-40
Riverside Plaza,
 Provo, UT......        40
University
 Crossing, Orem,
 UT.............        40
Woodlands
 Village,
 Flagstaff, AZ..        40
Yellowstone
 Square, Idaho
 Falls, ID......        40
COMMERCIAL:
First Security
 Place, Boise,
 ID.............     10-40
Price Business
 Center-Pioneer
 Square, Salt
 Lake City, UT..      3-40
Price Business
 Center-South
 Main, Salt Lake
 City, UT.......      3-40
Price Business
 Center-
 Timesquare,
 Salt Lake City,
 UT.............      5-40
Sears-Eastbay,
 Provo, UT......        40
Price Business
 Center,
 Commerce Park,
 West Valley
 City, UT.......        40
OTHER REAL
 ESTATE:
Spokane Valley
 Center,
 Spokane, WA....        40
Miscellaneous
 Real Estate....        40
TOTAL...........

------
(1)The aggregate cost for Federal Income Tax purposes was approximately $459,179 at December 31, 1996.
(2)Construction in progress as of December 31, 1996.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

  A summary of activity for real estate investments and accumulated depreciation is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
Real Estate Investments:
  Balance at Beginning of Year.................... $388,205  $321,242  $286,719
    Acquisitions..................................   37,055    59,081     7,723
    Improvements..................................   28,268     9,903    27,459
    Disposition of Property.......................     (287)   (2,021)     (659)
                                                   --------  --------  --------
  Balance at End of Year.......................... $453,241  $388,205  $321,242
                                                   ========  ========  ========
Accumulated Depreciation:
  Balance at Beginning of Year.................... $ 77,462  $ 69,660  $ 62,105
    Depreciation..................................   10,015     9,386     7,768
    Depreciation of Disposed Property.............     (159)   (1,584)     (213)
                                                   --------  --------  --------
  Balance at End of Year.......................... $ 87,318  $ 77,462  $ 69,660
                                                   ========  ========  ========

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                   AND FOR THE YEAR ENDED DECEMBER 31, 1996
               (DOLLARS IN THOUSANDS--EXCEPT PER SHARE AMOUNTS)

(Unaudited)

On April 4, 1996, the Operating Partnership acquired the Grand Teton Mall located in Idaho Falls, Idaho for approximately $34,400. The acquisition was financed utilizing borrowings on the $50,000 credit facility. On January 28, 1997, the Company sold 1,500,000 shares of common stock in an underwritten public offering at an offering price of $27.125 per share. Net proceeds of $38,600 were contributed to the Operating Partnership in exchange for additional partnership units. The Operating Partnership used the net proceeds to repay borrowings under the $50,000 Credit Facility. On June 1, 1997, the Operating Partnership acquired the remaining 70% interest in Silver Lake Mall by issuing 72,000 partnership units and assuming $24,755 in debt. On June 30, 1997, the Operating Partnership acquired Visalia Mall for $38,000 paying $1,000 from operations and $37,000 from borrowings.

The following unaudited pro forma condensed consolidated statement of operations for the nine month period ended September 30, 1997 is presented as if the offering of common stock purchasing additional partnership units and the acquisition of the properties purchased on June 1, 1997 and June 30, 1997 had occurred on January 1, 1997. The unaudited pro forma condensed statement of operations for the year ended December 31, 1996 is presented as if the public offering of common stock purchasing additional partnership units and the acquisition of the properties purchased on April 4, 1996, June 1, 1997 and June 30, 1997 had occurred on January 1, 1996.

Pro forma information is based upon the historical consolidated results of operations of the Operating Partnership for the nine-month period ended September 30, 1997 and for the year ended December 31, 1996, giving effect to the transactions described above. The pro forma condensed consolidated statement of operations should be read in conjunction with the historical financial statements and notes thereto of the Operating Partnership included elsewhere herein.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of what the actual results of operations of the Operating Partnership would have been assuming the transactions had been completed as set forth above, nor does it purport to represent the Operating Partnership's results of operations for future periods.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
          (DOLLARS IN THOUSANDS--EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

(Unaudited)

                                                     ACQUIRED
                                     OPERATING    PROPERTIES AND    OPERATING
                                    PARTNERSHIP  PARTNERSHIP UNITS PARTNERSHIP
                                   HISTORICAL(A)     ISSUED(B)      PRO FORMA
                                   ------------- ----------------- -----------
REVENUES
Minimum Rents.....................  $    41,761       $3,222       $    44,983
Percentage and Overage Rents......        3,087           64             3,151
Recoveries from Tenants...........       12,911        1,444            14,355
Interest and Other Income.........        1,006         (104)(C)           902
                                    -----------       ------       -----------
                                         58,765        4,626            63,391
EXPENSES
Operating Expenses Before
 Depreciation and Interest........       19,368        1,718            21,086
Interest..........................        5,899        1,659 (D)         7,558
Depreciation and Amortization.....        9,576          660 (E)        10,236
                                    -----------       ------       -----------
  Net Operating Income............       23,922          589            24,511
Minority Interests in Income of
 Consolidated Partnerships........         (299)          --              (299)
Gain of Sale of Real Estate.......          339           --               339
                                    -----------       ------       -----------
Net Income........................  $    23,962       $  589       $    24,551
                                    ===========       ======       ===========
Net Income Per Partnership Unit...  $      1.14                    $      1.15
                                    ===========                    ===========
Weighted Average Number of
 Partnership Units Outstanding....   21,068,988                     21,262,932
                                    ===========                    ===========

--------
(A)Reflects the Operating Partnership's historical consolidated statement of operations for the period January 1, 1997 to September 30, 1997.
(B)Reflects revenues and certain expenses of the properties acquired on June 1, 1997 and June 30, 1997 for the five months ended May 31, 1997 and the nine months ended September 30, 1997, respectively, and the partnership units issued as a result of the common stock offering on January 28, 1997 of the Company, as if consummated on January 1, 1997.
(C)Reflects a reduction in outside management fees for the Operating Partnership received for management services of Silver Lake Mall prior to the acquisition.
(D)Reflects interest expense on borrowings outstanding under the revolving Credit Facilities, drawn for purposes of the acquisition of the properties, at a rate equal to the average interest rate incurred under the Credit Facilities, and interest on assumed debt at 8.5% fixed rate. A change in the interest rate of 1/8% on the Credit Facility used to finance the acquisition of the properties would result in $44 interest expense increase or decrease for the nine-month period ended September 30, 1997.
   Interest expense is reduced for the period January 1, 1997 through February 11, 1997 by $289, reflecting the $38,600 in net proceeds from the partnership units issued as a result of the January 28, 1997 common stock offering of the Company. The proceeds were used to retire borrowings outstanding on the Operating Partnership's $50,000 Credit Facility.
(E)Reflects depreciation on the purchase price allocated to buildings over a 40-year useful life.

                PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
          (DOLLARS IN THOUSANDS--EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

(Unaudited)

                                                     ACQUIRED
                                     OPERATING    PROPERTIES AND    OPERATING
                                    PARTNERSHIP  PARTNERSHIP UNITS PARTNERSHIP
                                   HISTORICAL(A)     ISSUED(B)      PRO FORMA
                                   ------------- ----------------- -----------
REVENUES
  Minimum Rents...................  $    52,447       $7,650       $    60,097
  Percentage and Overage Rents....        4,061          338             4,399
  Recoveries from Tenants.........       15,557        3,094            18,651
  Interest and Other Income.......          884         (148)(C)           736
                                    -----------       ------       -----------
                                         72,949       10,934            83,883
EXPENSES
  Operating Expenses Before Depre-
   ciation and Interest...........       24,405        3,885            28,290
  Interest........................        7,776        2,667 (D)        10,443
  Depreciation and Amortization...       11,979        1,500 (E)        13,479
                                    -----------       ------       -----------
    Net Operating Income..........       28,789        2,882            31,671
Minority Interests in Income of
 Consolidated Partnerships........         (389)         --               (389)
Gain on Sale of Real Estate.......           94          --                 94
                                    -----------       ------       -----------
    Net Income....................  $    28,494       $2,882       $    31,376
                                    ===========       ======       ===========
Net Income Per Partnership Unit...  $      1.45                    $      1.50
                                    ===========                    ===========
Weighted Average Number of Part-
 nership Units Outstanding........   19,667,865                     20,962,028
                                    ===========                    ===========

(Unaudited)
--------
(A)Reflects the Operating Partnership's historical consolidated statement of operations for the period January 1, 1996 to December 31, 1996.
(B)Reflects revenues and expenses of the properties acquired on April 4, 1996, June 1, 1997 and June 30, 1997, and the partnership units issued as a result of the common stock offering on January 28, 1997 of the Company, as if consummated on January 1, 1996.
(C)Adjustment reflects a reduction in outside management fees for the Operating Partnership received for management services of Silver Lake Mall prior to the acquisition.
(D)Reflects interest expense on borrowings outstanding under the revolving Credit Facilities, drawn for purposes of the acquisition of the properties, at a rate equal to the average interest rate incurred under the Credit Facilities, and interest on assumed debt at 8.5% fixed rate. A change in the interest rate of 1/8% on the Credit Facility used to finance the acquisition of the properties would result in $58 interest expense increase or decrease.
   Interest expense is reduced by using the $38,600 in net proceeds from issuing units from the January 28, 1997 common stock offering. The proceeds were used to retire borrowings outstanding on the Operating Partnership's $50,000 Credit Facility. Prior to April 4, 1996, only $10,000 was outstanding on this Credit Facility. As a result, the interest expense reduction is computed based on that amount during the period January 1, 1996 to April 4, 1996.
(E)Reflects depreciation on the purchase price allocated to buildings, over a 40-year useful life.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                       SELECTED FINANCIAL AND OTHER DATA
          (DOLLARS IN THOUSANDS--EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

                                      OPERATING PARTNERSHIP HISTORICAL                          PREDECESSOR COMPANIES
                  ------------------------------------------------------------------------ --------------------------------
                                                                                                             HISTORICAL
                                                                                             HISTORICAL      YEAR ENDED
                  JANUARY 1, 1997  JANUARY 1, 1996                        JANUARY 21, 1994 JANUARY 1, 1994  DECEMBER 31,
                  TO SEPTEMBER 30, TO SEPTEMBER 30, YEAR ENDED YEAR ENDED TO DECEMBER 31,  TO JANUARY 20,  ----------------
                        1997             1996          1996       1995          1994            1994        1993     1992
                  ---------------- ---------------- ---------- ---------- ---------------- --------------- -------  -------
REVENUES.........     $58,765          $53,846       $72,949    $60,950       $50,071          $2,578      $47,728  $45,610
EXPENSES
Operating
 Expenses before
 Interest,
 Depreciation and
 Amortization....      19,368           18,213        24,405     20,389        17,090             893       17,226   17,012
Interest.........       5,899            5,695         7,776      6,623         5,873             826       18,482   18,852
Depreciation and
 Amortization....       9,576            8,923        11,979     11,528         8,734             430        8,530    7,882
                      -------          -------       -------    -------       -------          ------      -------  -------
 Total...........      34,843           32,831        44,160     38,540        31,697           2,149       44,238   43,746
                      -------          -------       -------    -------       -------          ------      -------  -------
                       23,922           21,015        28,789     22,410        18,374             429        3,490    1,864
Minority
 Interests in
 Income of
 Consolidated
 Partnerships....        (299)            (297)         (389)      (421)         (277)             --         (251)    (254)
Equity in Net
 Loss of
 Partnership
 Interest........          --               --            --       (184)          (82)              7         (238)    (238)
Gain (Loss) of
 Sales of Real
 Estate..........         339               94            94        918            --              --          607      531
                      -------          -------       -------    -------       -------          ------      -------  -------
Income Before
 Extraordinary
 Item............      23,962           20,812        28,494     22,723        18,015             436        3,608    1,903
Extraordinary
 Item-Loss on
 Extinguishment
 of Debt.........          --               --            --         --        (6,670)             --           --       --
                      -------          -------       -------    -------       -------          ------      -------  -------
 Net Income......     $23,962          $20,812       $28,494    $22,723       $11,345          $  436      $ 3,608  $ 1,903
                      -------          -------       -------    -------       -------          ======      =======  =======
 Income Before
  Extraordinary
  Item...........     $  1.14          $  1.06       $  1.45    $  1.26       $  1.06
Extraordinary
 Item............          --               --            --         --           (39)
                      -------          -------       -------    -------       -------
 Net Income per
  Partnership
  Unit (1).......     $  1.14          $  1.06       $  1.45    $  1.26       $   .67
                      =======          =======       =======    =======       =======
 Distribution per
  Partnership
  Unit...........     $ 1.305          $  1.26       $ 1.695    $ 1.635       $ 1.525
                      =======          =======       =======    =======       =======

--------
(1)Based on 20,969,047, 19,667,865, 18,037,429 and 16,922,809 weighted average number of partnership units outstanding for the period September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

                 PRICE DEVELOPMENT COMPANY, LIMITED PARTNERSHIP
                       SELECTED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

                                OPERATING PARTNERSHIP HISTORICAL              PREDECESSOR COMPANIES
                         ----------------------------------------------------------------------------------
                          JANUARY                                                          HISTORICAL
                          1, 1997                                         HISTORICAL       YEAR ENDED
                            TO       YEAR              JANUARY 21, 1994 JANUARY 1, 1994   DECEMBER 31,
                         SEPTEMBER  ENDED   YEAR ENDED TO DECEMBER 31,  TO JANUARY 20,  ------------------
                         30, 1997    1996      1995          1994            1994         1993      1992
                         --------- -------- ---------- ---------------- --------------- --------  --------
BALANCE SHEET DATA
Real Estate, before
 Accumulated
 Depreciation........... $563,089  $453,241  $388,205      $321,242           N/A       $286,719  $280,911
  Total Assets..........  487,748   381,360   327,061       281,696           N/A        236,482   237,867
  Total Debt............  216,456   162,375   106,406       108,741           N/A        235,799   232,195
Partners' Capital
 (Deficit)..............  241,675   204,666   209,742       163,073           N/A         (6,951)   (1,721)

                                           NUMBER OF PROPERTIES/TOTAL GLA
                              ------------------------------------------------------------
                          SEPTEMBER 30,               DECEMBER 31,
                          -------------            -------------------
                              1997         1996      1995      1994      1993      1992
                          ------------- ---------- --------- --------- --------- ---------
Number of Properties at
 Year End...............           46           44        43        40        38        38
                           ==========   ========== ========= ========= ========= =========
Total GLA in square feet
 at Year End:
Malls...................    7,026,000    5,553,000 5,020,000 3,898,000 3,855,000 3,849,000
Community Centers and
 Free-Standing Retail
 Properties.............    3,089,000    3,091,000 3,091,000 2,997,000 2,742,000 2,720,000
Commercial Properties...    1,418,000    1,418,000 1,394,000 1,113,000 1,113,000 1,108,000
                           ----------   ---------- --------- --------- --------- ---------
  Total.................   11,533,000   10,062,000 9,505,000 8,008,000 7,710,000 7,677,000
                           ==========   ========== ========= ========= ========= =========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING PARTNERSHIP OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............................................   S-3
Use of Proceeds...........................................................  S-11
Capitalization............................................................  S-11
The Company and the Operating Partnership.................................  S-12
Recent Developments.......................................................  S-16
Properties................................................................  S-17
Management................................................................  S-28
Description of the Notes..................................................  S-31
Underwriting..............................................................  S-39
Legal Matters.............................................................  S-40
                                  PROSPECTUS
Available Information.....................................................     2
Forward-Looking Information...............................................     2
Incorporation of Certain Documents by Reference...........................     3
The Company and the Operating Partnership.................................     4
Use of Proceeds...........................................................     4
Ratio of Earnings to Fixed Charges........................................     4
Description of Common Stock...............................................     5
Description of Preferred Stock............................................     7
Description of Common Stock Warrants......................................    12
Description of Depositary Shares..........................................    13
Description of Debt Securities............................................    17
Restrictions on Transfers of Capital Stock................................    27
Plan of Distribution......................................................    28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of the Operating Partnership..................................    30
Federal Income Tax Considerations.........................................    34
Legal Matters.............................................................    41
Experts...................................................................    41
Consolidated Financial Statements and Other Information...................   F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                              [LOGO OF JP REALTY]
                          PRICE DEVELOPMENT COMPANY,
                              LIMITED PARTNERSHIP

                          7.29% SENIOR NOTES DUE 2008

                               ----------------
                             PROSPECTUS SUPPLEMENT
                               ----------------

                              MERRILL LYNCH & CO.
                             GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                          MORGAN STANLEY DEAN WITTER
                                UBS SECURITIES

                                 MARCH 6, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------